Exhibit 1

GLOBAL EXPERIENCE
GLOBAL OPPORTUNITY

Notice of 2013 Annual Shareholders' Meeting Information Circular
January 25, 2012

nordion
SCIENCE ADVANCING HEALTH

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF NORDION INC.

Date:	March 6, 2013	Business of the 2013 Annual Meeting of Shareholders:

Time:	11:00 a.m.	(a) to receive the Report of the Directors and the Consolidated Financial Statements of
	(Eastern Standard Time)	the Company for the fiscal year ended October 31, 2012, together with the
Auditors’ Report thereon;
Place:	Brookstreet Hotel	(b) to elect directors for the ensuing year;
	525 Legget Drive	(c) to appoint auditors for the ensuing year and to authorize the directors to fix their
	Ottawa, Ontario	remuneration; and
	K2K 2W2 Canada	(d) to transact any other business that may properly come before the Meeting.

Teleconference:

To attend via Teleconference, you must register in advance at:
http://selfreg6.bellconferia.ca/webportal3/reg.html?Acc=3357258723&Conf=124952
Dial Ins:
Toll Free North America: 1-888-789-9572
International: 1-416-695-7806
Passcode: 192128#
PIN: will be provided upon registration

You are entitled to receive notice of, and vote at, our Annual Shareholder Meeting or any adjournment thereof if you were a shareholder on January 17, 2013.

By order of the Board of Directors,

/s/ Peter Dans

Peter Dans
Chief Financial Officer

January 25, 2013

The management and the Board of Directors of Nordion urge you to participate by ensuring that your shareholdings are represented and that your wishes are made known at the Meeting. If you cannot be present to vote in person, please vote in one of three ways: (1) by completing and signing the accompanying Form of Proxy and returning it in the enclosed envelope, postage prepaid; (2) by following the instructions for telephone or fax voting in the accompanying Form of Proxy; or (3) by following the instructions for Internet voting in the accompanying Form of Proxy at least one business day prior to the Meeting or related adjournment(s).

TABLE OF CONTENTS

SECTION 1: VOTING INFORMATION	1

SECTION 2: BUSINESS OF THE MEETING	4

Report of the Directors and Consolidated Financial Statements	4
1. Election of Directors	4
2. Appointment of Auditors	12
Shareholder Proposals	12

SECTION 3: DISCLOSURE OF COMPENSATION AND OTHER INFORMATION	13

1. Directors’ Compensation	13
2. Executive Compensation	19

SECTION 4: CORPORATE GOVERNANCE POLICIES AND PRACTICES	51

SECTION 5: GENERAL AND ADDITIONAL INFORMATION	57

SCHEDULE A: STATEMENT OF GOVERNANCE PRACTICES	59

SCHEDULE B: BOARD OF DIRECTORS’ CHARTER	65

iii

Section 1:        Voting Information

Who is soliciting my proxy?

The management of Nordion Inc. (the “Company” or “Nordion”) is soliciting your proxy for use at the Annual Meeting of Shareholders (the “Meeting”).

What will I be voting on?

You will be voting on:

•	election of directors of the Company (see page 4);
•	appointment of Ernst & Young LLP as the auditors and authorizing the directors to fix their remuneration (see page 12); and
•	any other business that may properly come before the Meeting.

What are the voting requirements?

The election of directors and the appointment of auditors will each be determined by a majority of votes cast at the meeting by proxy or in person (subject to the majority voting policy discussed herein).

How many classes of shares are there?

The Company has one class of common shares (the “Common Shares”) listed on the Toronto Stock Exchange (NDN) and on the New York Stock Exchange (NDZ).

How many votes do I have?

Subject to the voting restrictions noted below, you will have one vote for every Common Share of the Company you own at the close of business on January 17, 2013, the record date for the Meeting.

How many shares are eligible to vote?

The number of Common Shares outstanding on January 17, 2013 was 61,909,101.

To the knowledge of the directors and executive officers of the Company, based on the information publicly available, the only shareholders who beneficially owns, or controls or directs, directly or indirectly, more than 10% of the outstanding Common Shares as at January 17, 2013 were as follows:

	Common Shares	% of Outstanding
West Face Long Term Opportunities Global Master L.P.	8,162,570	13.17%
Luxor Capital Group, LP	6,251,153	10.09%

A quorum is present at the meeting if the holders of not less than 25% of the outstanding shares of the Company entitled to vote at the meeting are present in person or represented by proxy, irrespective of the number of persons actually at the meeting.  If a quorum is present at the opening of the meeting, the shareholders present or represented by proxy may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting.  If a quorum is not present at the opening of the meeting, the shareholders present or represented by proxy may adjourn the meeting to a fixed time and place but may not transact any other business.

How do I vote?

If you are eligible to vote and your shares are registered in your name, you can vote your shares in person at the Meeting or by proxy, as explained below.

If your shares are held in the name of a nominee, please see the instructions below under the headings How can a non-registered shareholder vote? and How can a non-registered shareholder vote in person at the Meeting?

Voting by proxy

Whether or not you attend the Meeting, you can appoint someone else to vote for you as your proxyholder. You can use the enclosed Form of Proxy, or any other proper form of proxy, to appoint your proxyholder. The persons named in the enclosed Form of Proxy are directors or officers of the Company. Each shareholder has the right to appoint a person or company, who need not be a shareholder, to attend and act on his or her behalf at the Meeting other than the person designated in the enclosed Form of Proxy. Such right may be exercised by striking out the printed names on the enclosed Form of Proxy and by inserting in the space provided above the name of the person or company to be appointed or by completing another form of proxy.

NORDION MANAGEMENT PROXY CIRCULAR

How will my proxy be voted?

On the Form of Proxy, you can indicate how you want your proxyholder to vote your shares, or you can let your proxyholder decide for you.

If you have specified on the Form of Proxy how you want your shares to be voted on a particular issue (by marking FOR or WITHHOLD or FOR or AGAINST), then your proxyholder must vote your shares accordingly.

Unless contrary instructions are provided, the Common Shares represented by proxies received by management will be voted:

•	FOR the election, as a director, of each of the proposed nominees whose name is set out on the following pages; and,

•	FOR the appointment of Ernst & Young LLP as auditors, and authorizing the directors to fix their remuneration.

What if there are amendments or if other matters are brought before the Meeting?

The enclosed Form of Proxy gives the persons named on it authority to use their discretion in voting on amendments or variations to matters identified in the Notice or on any matter that may properly come before the Meeting.

As of the time of printing of this Management Information Circular (the “Circular”), management is not aware that any other matter is to be presented for action at the Meeting. If, however, other matters properly come before the Meeting, the persons named on the enclosed Form of Proxy will vote on them in accordance with their judgment, pursuant to the discretionary authority conferred by the Form of Proxy with respect to such matters.

What if I change my mind and want to revoke my proxy?

You can revoke your proxy at any time before it is acted upon.

You can do this by stating clearly, in writing, that you want to revoke your proxy and by delivering this written statement to the head office of the Company not later than the last business day before the day of the Meeting or to the Chairman of the Meeting on the day of the Meeting or any adjournment.

Who counts the votes?

Votes are counted and tabulated by CIBC Mellon Trust Company, the transfer agent of the Company in Canada.

Is my vote confidential?

The transfer agent preserves the confidentiality of individual shareholder votes, except (a) where the shareholder clearly intends to communicate his or her individual position to management, (b) where the validity of the form is in question, or (c) as necessary to comply with legal requirements.

How are proxies solicited?

The Company’s management requests that you sign and return the Form of Proxy so that your votes are exercised at the Meeting. The solicitation of proxies will be primarily by mail. However, the directors, officers and employees of the Company may also solicit proxies by telephone, by fax, by internet, in writing or in person.

The Company may also use the services of outside firms to solicit proxies. The cost of soliciting proxies will be borne by the Company, and the Company will reimburse brokers, custodians, nominees and other fiduciaries for their reasonable charges and expenses incurred in forwarding proxy material to beneficial owners of shares.

How can a non-registered shareholder vote?

If your Common Shares are not registered in your own name, they will be held in the name of a “nominee” which is usually a trust company, securities broker or other financial institution. Your nominee is required to seek your instructions as to how to vote your shares. For that reason, you have received this Circular from your nominee, together with a voting instruction form. Each nominee has its own signing and return instructions, which you should follow carefully so that your shares will be voted. If you are a non-registered shareholder who has voted and you want to change your vote, contact your nominee to find out what procedure to follow.

NORDION MANAGEMENT PROXY CIRCULAR

How can a non-registered shareholder vote in person at the Meeting?

Since the Company may not have access to the names of its non-registered shareholders, if you attend the Meeting, the Company will have no record of your shareholdings or of your entitlement to vote, unless your nominee has appointed you as proxyholder. Therefore, if you are a non-registered shareholder and wish to vote in person at the Meeting, please insert your own name in the space provided on the voting instruction form sent to you by your nominee. By doing so, you are instructing your nominee to appoint you as proxyholder. Then follow the signing and return instructions provided by your nominee. Do not otherwise complete the form, as you will be voting at the Meeting.

NORDION MANAGEMENT PROXY CIRCULAR

Section 2:        Business of the Meeting

Financial Information

In this Circular, all dollar amounts are expressed in United States dollars, except where stated otherwise, and all references to U.S.$ or $ are to U.S. dollars and all references to C$ are to Canadian dollars. Unless otherwise indicated, the exchange rate is based on the Bank of Canada monthly closing average exchange rate of C$1 = U.S.$0.995407 for the fiscal year.

Report of the Directors and Consolidated Financial Statements

A copy of the Company’s Annual Report for the fiscal year ended October 31, 2012 is being mailed concurrently with this Circular.  The comparative financial statements for the fiscal year ended October 31, 2012, the management’s discussion and analysis and the report of the auditors are included with the Company’s Annual Report.

1.     Election of Directors

At the Meeting, nine directors, eight of whom are independent, are to be elected to serve until the next Annual Meeting or until their successors are duly elected or appointed.

Mr. Luba, an independent director who has served as a director of the Company since 1996, has reached retirement age and accordingly will not stand for re-election as a director at the Meeting. We thank Mr. Luba for his 16 years of wise counsel and dedicated service.

Unless authority is withheld, the management nominees named in the enclosed Form of Proxy intend to vote FOR the election of each of the nominees proposed below, all of whom are on the date of the Meeting serving as directors of the Company.

If any nominee is, for any reason, unavailable to serve as a director, proxies in favour of management nominees will be voted for another properly qualified nominee at their discretion unless authority has been withheld in the Form of Proxy.

The information below as to securities of the Company, including both deferred share units (“DSUs”) and Common Shares, is as at January 24, 2013.

NORDION MANAGEMENT PROXY CIRCULAR

William D. Anderson, 63 Toronto, Ontario, Canada Director since 2007 Independent1

Mr. Anderson, a Chartered Accountant, is a Corporate Director, having retired in 2005 after serving 14 years with BCE Inc. (a global communications company headquartered in Montreal, Quebec). From 2001 to 2004, Mr. Anderson was President of BCE Ventures and from 1997 to 2000 was Chief Financial Officer of BCE Inc. Mr. Anderson was formerly a director of Four Seasons Hotels Inc. and Sears Canada Inc.

Areas of Expertise:  Business Development/Global Financial/Operations/Strategy

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
Board of Directors (Chair)

Finance & Audit Committee (F&A Committee)
(attended as Chair of the Board)
Environment, Health, Safety & Governance (EHS & G Committee
(attended as Chair of the Board)
Human Resources & Compensation (HRC) Committee
(attended as Chair of the Board)
Technology Committee
(attended as Chair of the Board)
Ad Hoc (AECL) Committee
(attended as Chair of the Board)
Ad Hoc (GBPS) Committee
(attended as Chair of the Board)
				16/16 7/7 4/4 4/5 3/3 11/11 12/14	Gildan Activewear Inc. (Chairman of the Board) Sun Life Financial Inc. (Chair, Audit and Conduct Review Committee) TransAlta Corporation (Chair, Audit and Risk Committee)
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	5,000	54,261	59,261	$685,012	$746,555
	2011	5,000	41,560	46,560	$563,304
	change	nil	12,701	12,701	$121,709
	Options Held: Nil (Director option grants were discontinued in 2003) Votes received in the last shareholder election: FOR: 33,361,868 WITHHELD: 37,321
Jeffrey Brown, 51 Corona del Mar, CA, USA Director since 2012 Independent1

Since 2007, Mr. Brown has been the Chief Executive Officer and founding member of Brown Equity Partners, LLC (a U.S. venture capital firm and private equity firm in Orange County, California). Previously he served as a founding partner for Forrest Binkley & Brown, a U.S. private equity/venture capital firm. Mr. Brown has served on the board of directors of over 40 companies during his 25 years in the investment industry. He has also been Chairman of the board of directors of 10 companies in both the public and private sectors and has extensive experience in chairing Audit, Compensation, Finance and Special Committees.

Areas of Expertise:   Financial/Governance

	Nordion Board/Committee Membership			F2012 Meeting Attendance6	Current Public Board Membership2
	Board of Directors F&A Committee EHS&G Committee			5/5 n/a n/a	-
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	Nil	6,124	6,124	$39,734	$124,426
	2011	N/A	N/A	N/A	N/A
	change	Nil	6,124	6,124	$39,734
	Options Held: Nil (Director option grants were discontinued in 2003) Votes received in the last shareholder election: N/A

NORDION MANAGEMENT PROXY CIRCULAR

William G. Dempsey, 61 Marco Island, Florida, USA Director since 2008 Independent1

Mr. Dempsey was an Executive with Abbott Laboratories (a healthcare company) for 25 years prior to his retirement in 2007. Mr. Dempsey’s assignments included Executive Vice-President of the Pharmaceutical Products Group and Senior Vice-President of International Operations.

Areas of Expertise:  Business Development/Global Financial/Global Life Sciences/ Governance/Human Resources/Marketing/Operations/R&D/Strategy/Sales

	Nordion Board/Committee Membership			F2012 Meeting A ttendance	Current Public Board Membership2
	Board of Directors HRC Committee (Chair) Technology Committee Ad Hoc (GBPS) Committee			16/16 5/5 3/3 14/14	Hospira, Inc. (Member, Audit Committee) Landaeur, Inc.
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	Nil	85,520	85,520	$800,109	$ 124,426
	2011	Nil	64,828	64,828	$612,781
	change	Nil	20,692	20,692	$187,328
	Options Held: Nil (Director option grants were discontinued in 2003) Votes received in the last shareholder election: FOR: 33,359,219 WITHHELD: 39,970
Mary A. Mogford, 68 Newcastle, Ontario, Canada Director since 1998 Independent1

Ms. Mogford is a Corporate Director and a former Deputy Minister of Finance and Deputy Minister of Natural Resources for the Province of Ontario. Ms. Mogford was made a Fellow of the Institute of Corporate Directors (ICD) in 2002 in recognition of her contribution to corporate governance in Canada and in 2004 she was one of the first directors accredited to the ICD/Rotman School of Management Directors Education Program. Ms. Mogford was formerly a director of Falconbridge Limited, Sears Canada and 9 other public company boards.

Areas of Expertise:  Governance/Government/Human Resources/Environmental/Health & Safety/Regulatory/Strategy

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
	Board of Directors EHS & G Committee (Chair) HRC Committee Ad Hoc (AECL) Committee (Chair)			16/16 4/4 5/5 11/11	Potash Corporation of Saskatchewan
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	13,150	52,386	65,536	$906,422	$124,426
	2011	13,150	43,591	56,741	$815,515
	change	nil	8,795	8,795	$90,907
	Options Held: 2,5009 (Director option grants were discontinued in 2003) Votes received in the last shareholder election: FOR: 32,195,335 WITHHELD: 1,203,854

NORDION MANAGEMENT PROXY CIRCULAR

Sean Murphy, 60 Lake Forest, Illinois, USA Director since 2011 Independent1

Mr. Murphy joined Evercore Partners Inc., an independent investment banking advisory firm, in September 2011 as a Senior Advisor, Investment Banking. He previously served as Vice-President of Licensing and Business Development for Abbott Laboratories (a healthcare company) for 10 years, prior to his retirement in 2010. During Mr. Murphy’s 30 years of service at Abbott, he also served as President of Perclose Inc., a company in the international vascular business, which was acquired by Abbott.

Areas of Expertise: Business Development/Global Financial/Global Life Sciences/Marketing/Operations/ R&D/Strategy/Sales

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
	Board of Directors F&A Committee EHS & GCommittee Ad Hoc (GBPS) Committee			16/16 7/7 4/4 14/14	Immucor Inc. (Chair, Audit Committee)
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	Nil	35,677	35,677	$333,091	$124,426
	2011	Nil	14,921	14,921	$152,044
	change	Nil	20,757	20,757	$181,047
	Options Held: Nil (Director option grants were discontinued in 2003) Votes received in the last shareholder election: FOR: 33,357,678 WITHHELD: 41,511
Kenneth E. Newport, 47 Ottawa, Ontario, Canada Director since 2010 Independent1

Mr. Newport, CA, CPA, served as Senior Vice-President and Executive Committee member at PRA International Inc. for three years until his retirement in 2005. In the mid-nineties he was co-founder and President of CroMedica Inc., a clinical trials contract research organization which was sold to PRA International in 2002. Mr. Newport was also a founding member of Global Biomedical Capital Corporation, Zelos Therapeutics Inc., Prime Trials Inc. and other life science organizations. He is a member of the Institute of Corporate Directors (ICD.D) and serves on the corporate boards of Jennerex Inc., Medgenesis Therapeutics Inc. and The Ottawa Hospital Research Institute.

Areas of Expertise Business Development/Global Financial/Global Life Sciences/Operations/ R&D/ Strategy/Sales

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
	Board of Directors F&A Committee Technology Committee (Chair) Ad Hoc (AECL) Committee			16/16 7/7 3/3 10/11	-
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	Nil	28,995	28,995	$269,391	$124,426
	2011	Nil	13,335	13,335	$135,380
	change	Nil	15,660	15,660	$134,011
	Options Held: Nil (Director option grants were discontinued in 2003) Votes received in the last shareholder election: FOR: 33,359,364 WITHHELD: 39,825

NORDION MANAGEMENT PROXY CIRCULAR

Dr. Adeoye Olukotun, 67 Hopewell, New Jersey, USA Director since 2010 Independent1

Dr. Olukotun has been the Chief Executive Officer of Cardiovax Inc., a biotechnology company focused on developing innovative cardiovascular therapies, since 2006. He is also a co-founder of VIA Pharmaceuticals and served as its Chief Medical Officer from 2004 until 2008. From 2000 to 2003, he was the Chief Executive Officer of CR Strategies, LLC, a clinical research and development consulting firm. From 1996 to 2000, Dr. Olukotun was Vice President of Medical and Regulatory Affairs and Chief Medical Officer of Mallinckrodt, Inc. He is a Fellow of the American College of Cardiology as well as the American Heart Association. Dr. Olukotun was previously a director of Icagen Inc. and SemBioSys Genetic, Inc.

Areas of Expertise Global Life Sciences/Governance/Medical/Operations/R&D/Regulatory/Strategy

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
	Board of Directors EHS & G Committee Technology Committee Ad Hoc (AECL) Committee			14/16 4/4 3/3 3/46	BioClinica Inc.
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	Nil	38,089	38,089	$360,427	$124,426
	2011	Nil	19,167	19,167	$193,743
	change	Nil	18,922	18,922	$166,684
	Options Held: Nil (Director option grants were discontinued in 2003) Votes received in the last shareholder election: FOR: 33,358,608 WITHHELD: 40,581
Steven M. West, 60 Ottawa, Ontario, Canada Director since 2010 Not Independent7

Mr. West is President and Chief Executive Officer of Nordion. He was appointed Chief Executive Officer in January 2010. Mr. West, who in September 2009 was appointed Chief Operating Officer, has served as President of Nordion since April 2003. He joined MDS Capital Corp. (now Lumira Capital) in 2001 as a senior partner after serving as President of DiverseyLever Canada. His background includes various Chief Executive Officer assignments in Asia and the Pacific Rim, as well as international business-development responsibilities in the specialty chemicals field. Steve has a degree in Genetics from London University (UK) and completed postgraduate research in Biotechnology. He is a member of the Canadian Council of Chief Executives and the Institute of Corporate Directors.

Areas of Expertise:  Business Development/Global Life Sciences

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
	Board of Directors Technology Committee			14/16 3/3	-
	Securities Held
	Fiscal Year	Common Shares	DSUs/ RSUs8	Total Common Shares and DSUs/RSUs	Total At-Risk Value of Common Shares and DSUs/RSUs8	Minimum Ownership Requirement5
	2012	29,800	96,415	126,215	$1,317,914	$928,6047
	2011	29,800	60,647	90,447	$1,028,785
	Change	Nil	35,768	35,768	$289,129
	Options Held: 854,500 (options granted as an executive officer) Votes received in the last shareholder election: FOR: 33,359,959 WITHHELD: 39,230

NORDION MANAGEMENT PROXY CIRCULAR

Janet Woodruff, 55 Vancouver, British Columbia, Canada Director since 2011 Independent1

Ms. Woodruff, a Chartered Accountant, is a Consultant and Corporate Director, having recently served as Vice-President and Special Advisor of BC Hydro until 2011, and as a director of Pacific Northern Gas Ltd.. Prior to this, Ms. Woodruff served as Interim President (2009-10) and Vice-President and Chief Financial Officer (2007-08) of BC Transmission Corporation. Ms. Woodruff was Vice President and CFO of Vancouver Coastal Health (2003-07), following fourteen years with Westcoast Energy. Ms. Woodruff holds the Institute of Corporate Directors accreditation. Ms. Woodruff is a director of the Mutual Fund Dealers Association of Canada and a former director of Pacific Northern Gas.

Areas of Expertise:  Business Development/Financial/Governance/Government/Human Resources/ Operations/Regulatory/Strategy

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
	Board of Directors F&A Committee (Chair) HRC Committee Ad Hoc Committee (GBPS) Committee (Chair)			16/16 7/7 5/5 14/14	-
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	Nil	37,756	37,756	$347,541	$124,426
	2011	Nil	13,901	13,901	$140,692
	change	Nil	23,855	23,855	$206,849
	Options Held: Nil (Director option grants were discontinued in 2003) Votes received in the last shareholder election: FOR: 33,359,266 WITHHELD: 39,923
1 Each of the directors, other than Steven West, has been determined by the Board of Directors to be free of any relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of his or her independent judgment and to meet the criteria to be considered independent as described in the corporate governance guidelines of the Ontario Securities Commission National Policy 58-101 and New York Stock Exchange corporate governance rules.
2 Based upon information provided by each of the nominees there are no board interlocks.
3 Independent directors have the option of receiving their compensation in the form of DSUs under the Nordion Amended and Restated Deferred Share Unit Plan for Non-Executive Directors of the Board (“DSU Plan”).
4 For the purpose of determining the value of the equity investment of a director in the Company at any time, the value of the DSUs or Common Shares held by a director is based upon the higher of a) the acquisition cost or b) the market value of the Common Shares held or Common Shares represented by DSUs held under the DSU Plan.
The acquisition cost for DSUs is the cumulative value of the TSX five-day average closing share price up to and including the last trading day of each applicable fiscal quarter used to calculate the number of DSUs to be issued to each independent director. The acquisition cost for Common Shares is the purchase price paid for shares bought on the secondary market by the director. The market value for DSUs and Common Shares is the five-day average closing share price up to and including October 31st. For fiscal 2012 and 2011 the value of Common Shares and DSUs for all independent directors is based on the acquisition cost.
5 Each independent director is required to own shares or DSUs in the Company with a value of not less than 5x his/her annual retainer.  Directors are given three years to accumulate such ownership position.  Mr. Anderson was appointed Chairman of the Board in January 2010, at which time his minimum ownership requirements increased to $746,555.  Mr. Anderson is expected to  achieve his minimum ownership requirement by the third quarter of fiscal 2013. Mr. Brown was appointed to the Board on September 9, 2012, and he will have until September 2015 to meet his minimum ownership requirement, which is currently $124,426.
6 Mr. Brown was appointed to the Board on September 9, 2012, and was appointed to the F&A and EHS&G Committees on December 18, 2012, and since those dates has attended 100% of all Board and Committee meetings at which he were required to attend.  Dr. Olukotun joined the Ad Hoc (AECL) committee July 23, 2012, and attended 3 out of 4 meetings for the remainder of the year.
7 Mr. West, the Chief Executive Officer of the Company, is the only non-independent director. His share ownership requirement is based on two times his three-year average salary as at October 31, 2012.
8 As an employee director, Mr. West does not participate in the DSU Plan. Mr. West’s DSUs and restricted share units (“RSUs”) are issued to him in his capacity as Chief Executive Officer.  For Mr. West, the value of Common Shares, RSUs and DSUs is calculated as set out in the Executive Share Ownership Guidelines; at the highest share price on the TSX for the six-month period ending October 31st and converted to US dollars.  For fiscal 2012 the TSX highest share price for the six month period ending October 31, 2012 was C$10.49.  For fiscal 2011, the highest share price on the TSX for the six-month period ending October 31, 2011 was C$11.60.
9 Subsequent to October 31, 2012, 2,500 of each of Mr. Luba’s and Ms. Mogford’s options expired.

NORDION MANAGEMENT PROXY CIRCULAR

Director Skills & Experience Matrix

1	Track record as a senior executive in business, preferably as the CEO/COO or Chair of the Board of a major organization (preferably Life Sciences)
2	Director of a major organization (public, private, non-profit) - current or previous experience
3	Including a Crown Corporation, educational institution, or any non-public, non-private organization
4
Education and experience as a public accountant or a principal financial officer, comptroller or principal accounting officer of an issuer, or a position involving the performance of similar functions (meets SOx requirement of financial expert)

5	Health Sciences academic background (e.g. MD or PhD), or recognized internationally in Health Sciences community
6	Health Sciences business background, recognized experience in Health Sciences business community
7	Thorough understanding of industry regulations and public policy related to workplace health, safety and the environment
8	Senior executive experience or board compensation committee participation with a thorough understanding of employee and executive compensation programs
9	Enhances perspectives through diversity in gender, ethnic background, geographic origin, experience (industry and public, private and non-profit sectors), etc.

Director Attendance

Board members are expected to attend all meetings of the Board and all meetings of committees of which they are a member.  In addition, the Board has adopted a practice of encouraging all directors to attend all committee meetings to enhance general Board effectiveness.  A Director that fails to attend in person or by telephone at least 75% of the regularly scheduled meetings of the Board and committee of which that Director is a member is required to offer his/her resignation, which the remaining members of the Board will either accept or reject.

In addition, each Director of the Company shall offer the Chair of the Board and Chair of the EHS&G Committee for consideration immediate notice of his or her resignation in any of the following circumstances:

(a)	the failure to meet the independence requirements;

(b)	the failure to meet the share ownership requirements within the prescribed time;

(c)
the failure to receive a greater number of votes "for" than votes "withheld" cast by shareholders at a meeting called in respect of the election of directors where the number of nominees for Director equals the number of directors to be elected;

(d)	a breach by a Director of the Global Business Practice Standards;

(e)	a material change in the employment of the Director;

(f)	the acceptance by a Director of a directorship in a company or other organization in which there could be a material conflict of interest with the Company;

(g)	the failure to attend in person or by telephone at least 75% of the regularly scheduled meetings of the Board and committee of which the Director is a member (as discussed above);

(h)	a Director becoming aware of personal circumstances that may compromise the integrity of the Director's contribution to the Board or may adversely impact the reputation of the Company;

(i)	upon a Director attaining the age of seventy (70); or

NORDION MANAGEMENT PROXY CIRCULAR

(j)	upon a Director no longer satisfying the relevant statutory qualifications of Section 105 of the Canada Business Corporations Act.

Upon receipt of a resignation, the Chair of the EHS&G Committee shall call a meeting of the committee to consider the resignation and make a recommendation to the Board to accept or reject the resignation at the Board's next regularly scheduled meeting. Among the factors to be considered by the committee shall be: the stated reasons, if any, as to why votes were withheld for such Director, any appropriate alternatives for curing any underlying cause of the withheld votes; the tenure and qualifications of the Director; the Director's past and expected future contribution to the Company; the over-all composition of the Board; by-law or statutory requirements; and such other factors as the committee deems relevant.

Majority Voting

The Board has adopted a policy to the effect that, in an uncontested election of directors, any nominee who receives a greater number of “withheld” votes than “for” votes will tender his/her resignation to the Chair of the Board and the Chair of the EHS&G Committee promptly following the meeting of shareholders of the Company. The EHS&G Committee will then consider the offer of resignation and, except in special circumstances, will recommend that the Board accepts it. The Board will make its decision and announce it in a press release within 90 days following the annual meeting of shareholders, including the reasons for rejecting the resignation, if applicable. A director who tenders his/her resignation pursuant to this policy will not participate in any meeting of the Board or of the EHS&G Committee at which the resignation is being considered.

Corporate Cease Trade Orders or Bankruptcy

To the knowledge of Nordion, none of the proposed directors (a) is at the date hereof or has been, in the last 10 years before the date hereof, a director, Chief Executive Officer (CEO) or Chief Financial Officer (CFO) of any company, including Nordion, that (i) was subject to a cease trade order, similar order or an order that denied the relevant company access to any exemptions under securities legislation, for a period of more than 30 consecutive days (an “Order”) that was issued while the proposed director was acting in such capacity; or, (ii) was subject to an Order that was issued after the proposed director ceased to be a director, CEO or CFO and which resulted from an event that occurred while that person was acting in the capacity as  director, CEO or CFO. To the knowledge of Nordion, none of the proposed directors (i) is at the date hereof or has been in the 10 years before the date hereof, a director or executive officer of a company, including Nordion that, while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets or (ii) has, within the last 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his or her assets; except for Mr. Jeff Brown, who was a member of the Office of the President of Forrest Binkley & Brown Venture Co., a Texas corporation which was the general partner of Forrest Binkley & Brown, L.P., a Texas limited partnership, which in turn was the general partner of SBIC Partners II, L.P., a technology venture capital fund formed in 1998.  In March 2005, SBIC Partners II, L.P. entered into a consent judgment whereby the U.S. Small Business Administration (SBA) was appointed as receiver for SBIC Partners II, L.P.  Following the appointment of the SBA as receiver, Forrest Binkley & Brown was appointed as agent to the receiver.  Mr. Brown has not been materially involved since 2006.

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2.     Appointment of Auditors

The management nominees named in the enclosed Form of Proxy intend to vote FOR the reappointment of Ernst & Young LLP (“EY”) as auditors of the Company, to hold office until the next Annual Meeting of Shareholders and to authorize the directors to fix their remuneration as auditors.

Length of Auditor’s Service

EY has served as the Company’s auditor for more than five years.

Auditor Evaluation and Fees

The F&A Committee reviews, with senior financial management and the auditors, on an annual basis, the performance of the auditors and auditor independence and rotation.

During fiscal 2012, EY served as the auditor of the Company and was also the auditor for the subsidiaries of the Company that required a separate audit opinion to be rendered on their entity financial statements for statutory or other reasons. In fiscal 2010, with the transition of the head office of the Company to Ottawa, a new audit partner at EY in Ottawa was appointed as audit partner for the Company’s account and the audit team is now primarily composed of members of EY’s Ottawa practice. Another EY partner, independent of the Company’s account, is also responsible for reviewing all significant accounting and audit decisions.

In 2003, the F&A Committee approved a policy that determined and limited the types of engagements on which the services of EY might be retained. This policy was updated and approved by the F&A Committee in 2011.

Such services are limited to the types of engagements for which a summary of fees for the last two years is provided below. The engagement of EY and the fees to be charged for such services are subject to pre-approval by the F&A Committee.

The fees, including out-of-pocket expenses, for all services performed by the auditors for the years ended October 31, 2011 and October 31, 2012 are set out below.

	2012 ($000s)	2011 ($000s)
Audit services	941	935
Audit-related services	285	195
Tax services	40	-
Total	1,266	1,130

Audit Services – an audit engagement is one in which EY, or a foreign affiliate, has been hired to render an audit opinion on a set of financial statements or related financial information. These engagements include the opinion issued on the consolidated financial statements of Nordion, the opinions issued on subsidiaries of Nordion as required by statute in certain jurisdictions, and opinions issued on the financial statements of subsidiaries or entities over which Nordion exercises management discretion. The latter category includes audit opinions issued on Pension Plans established for the benefit of Nordion employees.

Audit-Related Services – an audit-related engagement is one in which some sort of assurance is provided that is not an audit opinion or one which supports the ability of EY to render an audit opinion in an indirect manner. Such engagements include reviews of the interim financial statements, the reports of which are provided to the F&A Committee, accounting assistance and advice and translation services related solely to our filed financial reports. From time to time, EY may also be engaged to provide audit-related services in connection with acquisitions, including audits of transaction-date balance sheets and similar services.

Tax Services – a tax engagement is one in which EY has been engaged to provide tax services, including assistance with tax compliance and tax advice and planning. Tax compliance assistance is generally provided to the foreign subsidiaries of Nordion and to certain entities that are controlled by Nordion but in which there are other minority interests. Tax compliance services include assistance with the preparation and filing of tax returns, and assistance in dealing with tax audits. Tax advice and planning services are provided to the Company and many of its subsidiaries and relate to both income taxes and sales and use taxes.

Pre-Approval Policy for External Auditor Services – the F&A Committee has adopted processes for the pre-approval of engagements for services of its external auditors. The F&A Committee’s policy requires pre-approval of all audit and non-audit services provided by the external auditor.

All fees paid to the independent external auditors for 2012 were approved in accordance with the preapproval policy.

Shareholder Proposals

There are no shareholder proposals to be considered at the Meeting. Shareholder proposals to be considered for inclusion in next year’s Management Proxy Circular for the Company’s 2013 Annual Meeting of Shareholders must be submitted no later than October 30, 2013, subject to adjournment or postponement of the Meeting.

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Section 3:        Disclosure of Compensation and Other Information

1.     Directors’ Compensation

In fiscal 2012, nine of the directors were independent and were remunerated by the Company solely in their capacity as directors. Steven West, the CEO, did not receive any compensation as a director.

Compensation for the independent directors is a combination of annual retainers, meeting fees and equity-based Deferred Share Units (“DSUs”) as described in the following chart.  DSUs are 100% vested at the time of grant and are paid out when a member ceases active service on the Board. Board fees are paid to all directors in Canadian dollars. Directors are reimbursed for transportation and other expenses incurred for attendance at Board and committee meetings. Directors who reside outside of Ontario or Quebec who are required to travel to Board or committee meetings held in Ontario or Quebec are paid a travel fee of $1,493 in addition to the attendance fees. If a Board or committee meeting is held on consecutive days, the director is paid one $1,493 travel fee. Upon appointment or election, a director receives a one-time DSU grant which is awarded over two years under the following schedule: one-third on the date of appointment or election; one-third on the first anniversary date; and one-third on the second anniversary date.  In addition to the appointment or election grant, a director also receives an annual grant of DSUs as set out in the compensation table that follows.  DSUs attract dividend payments in the form of dividend equivalents.  The value of the DSU grant is determined based on benchmarking provided by Aon Hewitt.  The value of the appointment grant and the annual grants is reviewed annually and adjusted by the HRC Committee, if required, based on the recommendation of Aon Hewitt.

Stock options are not issued to independent directors.  Issuance of options to independent directors was discontinued in 2003.

Independent directors do not receive pension benefits (there is no retirement policy in place), allowances or perquisites.

The EHS&G Committee reviews director compensation annually with the assistance of independent compensation consultants, being Aon Hewitt since May 2010.  Overall compensation is based upon a number of factors including workload and responsibility of Board and committee members and a review of Board compensation of the same peer groups and methodology used to assess executive compensation in order to remain competitive and to attract and retain top candidates for the Board. In fiscal 2012, Aon Hewitt presented current market data for Non-Executive Director compensation to the EHS&G Committee.  After review and discussion, a decision regarding the fee structure was deferred until fiscal 2013.  In fiscal 2012 a new meeting retainer was introduced to compensate the directors for incremental workload associated with two new ad hoc committees related to the Global Business Practice Standards policy and the AECL arbitration process.

The compensation payable to the Company’s directors in fiscal 2012 for Board and standing committee service is described in the following table. All values in this document are in U.S. dollars unless otherwise noted at the Bank of Canada monthly closing average exchange rate of C$1 = U.S.$ 0.995407 for the fiscal year ended October 31, 2012.

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NON-EXECUTIVE DIRECTOR COMPENSATION
DIRECTOR’S FEE SCHEDULE (Effective April 1, 2011)

Approved by the Board on the recommendation of EHS&G Committee on
March 9, 2011

F2012
Annual Retainer - BOARD CHAIR1	$149,311
Annual DSU Grant - BOARD CHAIR2	$99,541
Annual Retainer – DIRECTOR	$24,885
Annual DSU Grant – DIRECTOR2	$64,701
Annual Retainer - COMMITTEE CHAIR3
Finance & Audit	$14,931
Human Resources & Compensation	$9,954
Environment, Health & Safety & Governance	$6,470
Technology	$6,470
Annual Retainer - COMMITTEE MEMBER3
Finance & Audit	$5,972
Human Resources & Compensation	$3,982
Environment, Health & Safety & Governance	$3,982
Technology	$3,982
Payment for each Board or standing committee meeting attended (in person or if held by telephone)4,5	$1,493
Appointment or Election Grant value of DSUs6	$64,701

1	No additional retainers or meeting fees are paid to the Chair in his capacity as a director or as an attendee at committee meetings.
2	DSUs are 100% vested at the time of grant and are paid out when a member ceases active service on the Board.
3
Seven directors were issued additional retainers as a result of two special ad hoc committees established during fiscal 2012.  The details of these additional retainers are disclosed in the “Director Compensation Table” on page 16.

4
In cases where Board or committee phone meetings are less than one hour, fees will not generally be paid.  The Board or Committee Chair has the discretion to decide if business conducted in shorter meetings justifies fees being paid.
Service on special purpose ad hoc committees is viewed as part of a director's overall responsibility and additional meeting fees will not generally be paid, however, the Board has the discretion to vary this where necessary.  During fiscal 2012 the Board established two special ad hoc committees and paid additional retainers to the applicable directors.  No additional meeting fees were paid with respect to these two ad hoc committees.

5
Directors who reside outside of Ontario or Quebec who are required to travel to Board or committee meetings held in Ontario or Quebec are paid a travel fee in addition to the attendance fee.  If Board or committee meetings are held on consecutive days, the director is paid one travel fee.

6	Appointment or election grants are allocated over 2 years.

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Director Compensation Table

The total remuneration paid to independent directors during the fiscal year ended October 31, 2012, is set out in the following table:

Name	Board Retainer ($)	Standing Committee Member/ Chair Retainer1 ($)	Board Attendance Fees ($)	Committee Attendance Fees ($)	Total Fees Earned ($)	Share Based Awards3,4 ($)	All Other Compensation5,6 ($)	Total Compensation Paid ($)	Portion of Fees Taken in Cash or in DSUs2
William Anderson	149,311	0	0	0	149,311	113,179	0	262,490	100% Cash
Jeffrey Brown	6,221	0	7,466	2,986	16,673	21,567	1,493	39,733	100% DSUs
William Dempsey	24,885	28,867	20,904	11,945	86,601	85,476	5,972	178,049	100% DSUs
Robert Luba	24,885	22,148	20,904	16,424	84,361	89,226	0	173,587	Retainer in DSUs Fees in Cash
Mary Mogford	24,885	27,871	20,904	13,438	87,098	78,559	0	165,657	100% Cash
Sean Murphy	24,885	24,885	20,904	16,424	87,098	85,674	5,972	178,744	100% DSUs
Kenneth Newport	24,885	22,397	20,904	14,931	83,117	84,679	0	167,796	Retainer in DSUs Fees in Cash
Adeoye Olukotun	24,885	17,917	17,917	10,452	71,171	86,607	5,972	163,750	100% DSUs
Janet Woodruff	24,885	41,558	20,904	17,917	105,264	91,989	7,466	204,719	100% DSUs
1
Two special ad hoc committees were established in fiscal 2012.  The members of these committees received additional retainers as follows:
William Dempsey: $14,931, Robert Luba: $9,954, Mary Mogford: $17,420, Sean Murphy: $14,931, Kenneth Newport: $9,954, Adeoye Olukotun: $9,954 and Janet Woodruff: $24,885.  No additional meeting fees were paid with respect to these two ad hoc committees.

2
Five of the nine independent directors took all of their fees in DSUs.   DSUs are payable in cash upon retirement of a director or, for Canadian tax filers, at the discretion of the Board, at a later date.  Payment is based upon the TSX five-day average closing share price as at their retirement from the board or, if payment is deferred, the TSX five-day average closing share price immediately upon receipt of notice from the former director of his or her election to convert the DSUs to cash.  For U.S. tax filers, final payment is made in accordance with Section 409A of the U.S. Internal Revenue code of 1986 as amended.

3
In lieu of stock options, upon initial appointment or election, a director receives a grant of $64,701 in DSUs which are allocated 1/3 per year with 1/3 granted upon appointment or election and 1/3 granted each year over two years following appointment or election.  The number of DSUs issued to applicable board members in F2012 for initial appointment or election grants is included in the table titled “Director Compensation - Number of DSUs Issued in Fiscal 2012” on page 17.

4
The board chair received an annual grant of $99,541 in the form of DSUs and the directors received an annual grant of $64,701 in the form of DSUs.  All Board members received quarterly DSU dividend equivalents in lieu of a cash payment.  Details regarding dividend equivalent calculations can be found on page 18. The number of DSU dividend equivalents issued in 2012 is included in the table titled “Director Compensation - Number of DSUs Issued in Fiscal 2012” on page 17.

5
Directors who reside outside of Ontario or Quebec and who were required to travel to Board or committee meetings held in Ontario or Quebec were paid a travel fee equal to $1,493 in addition to the attendance fee. If a Board or committee meeting was held on consecutive days, the director was only paid one $1,493 travel fee.  The number of DSU dividend equivalents issued in fiscal 2012 in lieu of a cash payment for applicable directors is included in the table titled “Director Compensation – Number of DSUs Issued in Fiscal 2012” on page 17.

6	The directors do not receive pension benefits, perquisites or other annual compensation.

William Etherington retired from the Board on March 10, 2011.  With approval of the HRC Committee, Mr. Etherington elected to defer payment of his DSUs to a later date. Mr. Etherington's DSUs were paid out on September 28, 2012 in the amount of $606,101 based on a share price of C$8.88, the TSX five-day average closing share price up to and including September 11, 2012, the date the Company received notice to convert the DSUs to cash.  During fiscal 2012, Mr. Etherington received a total of $20,002 in quarterly DSU dividend equivalents.

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Director Compensation – Number of DSUs Issued in Fiscal 2012

The following table summarizes the number of DSUs issued to the Chair and each Board Member as described in the footnotes above.

Name	Annual Grant (#)	Appointment/Election Grant Installment (#)	Annual Board and Committee Retainers Not Taken in Cash (#)	Board and Committee Attendance Fees Not Taken in Cash (#)	DSU Dividend Equivalents (#)	Travel Fees Not Taken in Cash (#)	Total
William Anderson	11,231	0	0	0	1,470	0	12,701
Jeffrey Brown	0	3,324	959	1,611	0	230	6,124
William Dempsey	7,300	0	6,221	4,216	2,242	714	20,693
Robert Luba	7,300	0	5,454	0	2,647	0	15,401
Mary Mogford	7,300	0	0	0	1,495	0	8,795
Sean Murphy	7,300	1,574	5,745	4,772	651	714	20,756
Kenneth Newport	7,300	2,301	5,515	0	543	0	15,659
Adeoye Olukotun	7,300	1,580	4,980	3,598	752	714	18,924
Janet Woodruff	7,300	2,433	7,632	5,002	616	871	23,854

Outstanding Director Option-Based and Share-Based Awards

The following table provides information on the number and value of each director’s outstanding options and DSUs as of October 31, 2012. Director option grants were discontinued in 2003.

	Option-Based Awards1				Share-Based Awards3
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The-Money Options2 ($)	Number of Shares or Units of Shares that Have Not Vested (#)	Market or Payout Value of Share-Based Awards That Have Not Vested ($)	Market or Payout Value of Vested Share-Based Awards Not Paid Out or Distributed4 ($)
William Anderson	-	-	-	0	0	-	351,082
Jeffrey Brown							39,624
William Dempsey	-	-	-	0	0	-	553,331
Robert Luba	2,500	$21.61	19-Dec-12	0	0	-	603,769
Mary Mogford	2,500	$21.61	19-Dec-12	0	0	-	338,948
Sean Murphy	-	-	-	0	0	-	230,838
Kenneth Newport	-	-	-	0	0	-	187,603
Adeoye Olukotun	-	-	-	0	0	-	246,446
Janet Woodruff	-	-	-	0	0	-	244,290
1	Issuance of stock options to independent directors was discontinued in 2003.
2
Calculation is based on the difference between the option exercise price and a share price of C$6.50 which is the closing share price on October 31, 2012 on the Toronto Stock Exchange and converted to U.S. dollars. Where the value of the unexercised in-the-money options is less than zero, a value of zero is indicated.

3
Share based awards encompasses annual DSU grants, appointment or election DSU grants and DSU dividend equivalents issued on outstanding DSUs in lieu of a cash payment.  Directors can elect to receive DSU grants versus cash for board and committee retainers, board and committee meeting attendance fees and travel fees.

4
Calculation is based on the closing share price of C$6.50 on the TSX at October 31, 2012, converted to U.S. dollars and multiplied by the number of outstanding vested DSUs recorded in each director’s account maintained by the Company.

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Incentive Plan Awards - Value Vested or Earned During the Year

Name	Option Based Awards - Value Vested During the Year1 ($)	Share Based Awards - Value Vested During the Year2,3 ($)	Non-equity Incentive Plan Compensation - Value Earned During the Year ($)
William D. Anderson	0	113,180	0
Jeffrey J. Brown	0	39,734	0
William G. Dempsey	0	178,050	0
Robert W. Luba	0	136,258	0
Mary A. Mogford	0	78,559	0
Sean Murphy	0	178,745	0
Kenneth Newport	0	131,960	0
Adeoye Y. Olukotun	0	163,751	0
Janet Woodruff	0	204,719	0
1	Stock options are not issued to independent directors. Issuance of options to independent directors was discontinued in 2003.
2
Calculation is based on the number of DSUs earned by each Board member at the end of each fiscal quarter multiplied by the TSX five-day average closing share price up to and including the last trading day of each applicable fiscal quarter and converted to U.S. dollars.  The TSX five-day average closing share price was C$9.53 for January 31, 2012, C$8.90 for April 30, 2012, C$9.50 for July 31, 2012 and C$6.52 for October 31, 2012.

3
Share-based awards under the Nordion Inc. Amended and Restated Deferred Share Unit Plan for Non-Executive Directors of the Board (the "DSU Plan") encompasses:
(a)    the annual grant of 11,231 DSUs for the Board Chair and 7,300 DSUs for Board Members (except for Mr. Brown).
(b)   the appointment or election grant installment (appointment or election grants are allocated 1/3 per year, with 1/3 granted at time of appointment or election and 1/3 granted each year over two years per the Director Fee Schedule approved by the Board).
(c)    annual board and committee retainers not taken in cash.
(d)   board and committee attendance fees not taken in cash.
(e)   DSU dividend equivalents.
(f)    per the Director Fee Schedule approved by the Board, travel fees are provided to Directors who reside outside of Ontario or Quebec who are required to travel to Board or committee meetings held in Ontario or Quebec are paid a travel fee of $1,493.  If a Board or committee meeting was held on consecutive days, the director was only paid one $1,493 travel fee.

The table titled “Director Compensation - Number of DSUs Issued in Fiscal 2012” on page 17 discloses the number of DSUs issued in each category described in 3(a) to 3(f)

Director Attendance

Directors attended 97% of all Board meetings and 95% of all Committee meetings in fiscal 2012.  See pages 5-9 for details.

Director Deferred Share Unit Plan

The DSU Plan is intended to enhance the Company’s ability to attract and retain talented individuals to serve as Board members and to promote greater alignment of interests between non-executive directors and the Company’s shareholders.  Under the DSU Plan, Directors have the option of electing to receive 100% of their total compensation, or 100% of their annual retainer, in the form of DSUs (the “Elected Deferral”).  During fiscal 2012, five of the nine independent directors received all of their compensation in the form of DSUs.

Under the terms of the DSU Plan, on the last day of each fiscal quarter, the number of DSUs equal to the number of Common Shares of the Company that could be purchased on the open market for a dollar amount equal to the Elected Deferral are credited to the account maintained by the Company for each independent director who has elected to participate in the plan. The price used to determine the number of shares credited to each account is equal to the five-day average closing price as at the last day of the fiscal quarter (the “Fair Market Value”).

In fiscal 2012, Nordion made three quarterly dividend payments.  The DSU Plan provides that each independent director’s account shall be credited with additional DSUs (including fractional DSUs) to reflect dividend payments.  The number of dividend equivalents issued is determined by dividing:

(i)
the product obtained by multiplying the amount of each dividend declared and paid by the Company on the Common Shares on a per share basis (excluding stock dividends, but including dividends which may be paid in cash or in shares at the option of the shareholder) by the number of DSUs recorded in the director’s account on the record date for payment of any such dividend,

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by

(ii)	the five-day average closing share price as at the last day of the fiscal quarter.

On cessation of service on the Board, U.S. directors are to be paid the cash value of their holdings within 30 days. Canadian and other non-U.S. directors have the right to elect to receive payment of the cash value of their holdings no later than the last business day of December in the calendar year following the year in which cessation of service occurs. The plan provides that directors receive, net of any applicable withholdings, a lump sum cash payment equal to the number of DSUs recorded in the director’s account under the plan, multiplied by the Fair Market Value of a Common Share of the Company on the date of receipt by the Company of the notice by the director that they wish to receive their payment.

Director Ownership Guidelines and Directors’ Ownership

The Board of Directors (the “Board”) believes that ownership by directors is an important component in demonstrating both commitment to the Company and alignment with the interests of shareholders. The Board established in 2003 a guideline providing for each independent director to own shares in the Company (which include DSUs) with a value equal to five times his/her annual retainer. Directors are given three years from the date of election to the Board to accumulate such ownership position. To the extent the annual retainer is increased from time to time, directors are given three years from the date of such increase to accumulate any additional ownership required to meet such increase.

As noted in the director biographies, as at October 31, 2012, six of the eight independent director nominees exceed the minimum ownership guidelines. William Anderson, who became Chair in January 2010, is expected to achieve his minimum share ownership requirement by the third quarter of fiscal 2013.  Jeff Brown, who became a director in September, 2012, has until 2015 to meet his requirements.  Mr. West, the sole non-independent director, who joined the Board on January 8, 2010, has met his ownership requirements.  (See Share Ownership Requirements on page 51).

Directors’ and Officers’ Liability Insurance

The by-laws of the Company provide for indemnification of the directors and officers, subject to certain limitations set out in the Canada Business Corporations Act, including that the directors and officers acted honestly, in good faith and with a view to the best interests of the Company. The Company has also entered into individual indemnity agreements with each of the directors.

The Company provides insurance for the directors and officers of the Company, its affiliates and subsidiaries against liability incurred by them in their capacity as directors or officers of the Company, its affiliates and subsidiaries.

The insurance policies provide coverage to a total limit of $80,000,000 for the protection of the personal liability of the directors and officers and include insurance to reimburse the Company for its indemnity of its directors and officers up to a limit of $60,000,000 per policy year. In addition, the Company maintains a side policy in the amount of $20,000,000 which is reserved solely for the directors and officers. Each loss or claim for which the Company seeks reimbursement is subject to a deductible of between $500,000 to $1,000,000 payable by the Company depending upon the nature of the claim. The total annual premium for the directors’ and officers’ liability policy is $631,000 which is paid in full by the Company.

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2.     Executive Compensation

Executive Summary

The executive compensation section of the disclosure is intended to share the philosophy behind the decisions made by the Board and the HRC Committee with respect to the approach used to determine executive compensation with a view to providing shareholders with the necessary information to understand how executive compensation is managed at Nordion.

Also covered in this section of the disclosure is the Compensation Discussion and Analysis (CD&A); Performance Graph, Share-based and Option-based awards and Compensation Governance.

The Company believes that executive compensation should be aligned with business performance. In order to attract and retain the best talent, we believe that outstanding performance should result in above average rewards. Similarly, poor performance should be reflected in the compensation earned for that period.  The Company designs compensation programs under the direction of the HRC Committee to ensure a strong pay-for-performance culture which directly links incentive rewards to both corporate financial and individual performance.  The Company operates in a very competitive environment for employee talent and the executive compensation programs are managed to be competitive relative to peer companies in order to attract and retain the senior leadership required to execute the Company’s business strategy.

Nordion Compared to Best Practices

Our independent consultant, Aon Hewitt, provides regular updates to the HRC Committee with respect to recent legislative and governance changes and best practices.  The HRC Committee considers these best practices and makes changes to the Company’s executive compensation policies and practices as needed.

The following summary provides an assessment of the Company’s executive compensation practices relative to the Canadian Coalition for Good Governance (CCGG) Executive Compensation Principles*:

CCGG PRINCIPLES	NORDION POSITION
1) “Pay for Performance” should be a large component of executive compensation.
✓The majority of compensation for the CEO is “at risk” and based on performance.
✓In 2012, the Strategic Achievement Award (SAA) Plan, created under the Mid Term Equity Incentive Plan (“MTIP”) (see page 33 for a description) was introduced in place of an annual stock option grant in order to tie compensation more directly with specific business priorities.  If the performance objectives are not attained, the awards do not have value.

2) “Performance” should be based on measurable risk adjusted criteria, matched to the time horizon needed to ensure the criteria have been met.
✓Careful consideration is given to the amount of risk such plans may introduce into the organization.  As discussed in more detail under the section entitled “FY 12 Executive Compensation Program Review”, the HRC Committee does not believe the incentive plan creates excessively risky behavior.
✓The Company adjusts the incentive plans for risk by aligning the performance period with the most appropriate time horizon.
✓The Annual Incentive Plan (“AIP”) (see page 30 for a description) is awarded annually based on achievement of annual revenue and EBITDA targets.
✓The Long Term Incentive Plan (“LTIP”) (see page 35 for a description) is reviewed annually and grants are tied to long term shareholder value as determined by share price growth.
✓The SAA plan under the MTIP (see page 33 for a description) is based on mid-term metrics (performance targets over a period of approximately 2 years or more) directly tied to execution of Nordion’s business strategy.
✓A clawback policy has been in place since 2009.

3) Compensation should be simplified to focus on key measures of corporate performance.
✓AIP and LTIP are tied to visible and easily tracked measures of corporate performance such as Revenue and EBITDA for AIP, and share price appreciation for LTIP.
✓The SAA plan under the MTIP is focused on key mid-term performance metrics (see page 33 for details on fiscal 2012 metrics).

4) Executives should build equity in their company to align their interests with shareholders.
✓Share Ownership Guidelines were introduced for the Named Executive Officers (“NEO”) in 2010.  NEO are required to hold a multiple of salary differentiated based on level in the organization.
✓NEO are not permitted to purchase financial instruments designed to hedge or offset any decrease in market value of Nordion securities, NEO are strictly prohibited at any time from trading in derivative securities of the Company.
✓An Employee Share Ownership program (see page 37 for a description) encourages share ownership for all employees.

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5) Companies should limit pensions, benefits and severance and change of control entitlements.
✓The Nordion Defined Benefit plan for employees was closed to new participants on January 1, 2007.  As such all NEO are eligible for a Defined Contribution plan consistent with market practice.
✓The Change of Control policy was amended in 2010 to reflect double trigger vesting requirements for equity.

6) Effective succession planning reduces paying for retention.
✓The HRC Committee implements a formal review of the NEO positions annually.  The 2012 review provided a set of succession alternatives including both internal and external candidates.
✓A Board approved job description for the CEO position has been established.

*From 2009 Executive Compensation Principles, Canadian Coalition for Good Governance (CCGG).

Pay for Performance Guiding Principles

The guiding principles of our pay-for-performance approach are:

1.
We will have performance-based compensation programs that are designed to create shareholder value and drive the Company’s business strategy with an acceptable risk profile through legal and ethical means.

2.	We will create total compensation packages that are fair to shareholders, attractive to key executive talent, affordable to the Company and recognize the employee’s contribution to the organization.

3.	We will create pay practices that consider market best practices and are appropriate for Nordion’s business, while ensuring full compliance with legislative and regulatory requirements.

4.	We will have strong oversight of our compensation packages by the HRC Committee.

5.	We will communicate our compensation packages clearly in a transparent and understandable fashion.

Pay Philosophy

The pay philosophy of the Company incorporates a strong pay-for-performance approach by providing competitive cash compensation and benefits with upside potential that is intended to be aligned with the creation of shareholder value. In general, the Company’s “target positioning” provides competitive pay (fiftieth percentile relative to the market) for achieving target or expected performance, with above average pay when the Company has achieved exceptional performance when measured against its business plan or competitive performance benchmarks and below average pay if performance goals are not attained. The HRC Committee also conducts periodic reviews of compensation practices to establish competitive and reasonable programs to meet the Company’s objectives.

The talent management and compensation review process promotes the differentiation of compensation paid to executives based on yearly performance and long term potential.  Talent review sessions are held annually and the review and assessment of the senior talent pool is shared with the HRC Committee and with the Board on an annual basis.

The HRC Committee completes an annual review of the Company’s executive compensation programs. Based on the Company’s business strategy and emerging trends and best practices in executive compensation, the HRC Committee, in partnership with independent experts, implemented a variety of changes to executive compensation in fiscal 2012. Highlights of these changes include the following:

•
The Succession Planning process was enhanced in 2012 to include visibility to potential external candidates resulting in an internal and external succession pipeline for the CEO and CEO’s direct reports (the “Direct Reports”).

•
The SAA plan (see page 33 for a description) was introduced under the MTIP in order to provide a strong pay for performance connection between the successful achievement of Nordion’s business strategy and compensation with a mid-term time horizon.

•
A new set of peer groups was developed in order to ensure alignment to the industry in which Nordion competes for labour and to provide greater transparency by disclosing a specific list of peer companies used for benchmarking of compensation and performance.  The new peer groups are planned to be implemented in FY2013.

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•
The executive compensation framework, including salary ranges, incentive plan targets, benefits, allowances and retirement contributions were not adjusted during 2012.  In consultation with the independent consultant, Aon Hewitt, the HRC Committee reviewed the framework and determined that it was competitive and required no adjustment in 2012.

•
In fiscal 2011, a hedging policy was introduced to the Company’s Share Ownership Guidelines consistent with Nordion’s Insider Trading Policy.  The NEO are not permitted to purchase financial instruments designed to hedge or offset any decrease in market value of Nordion securities.  In addition, the NEO are, pursuant to the Insider Trading Policy, strictly prohibited at any time from trading in derivative securities of the Company.   This policy is consistent with the policy in place for non-Executive Directors.

•	A formal process was introduced to provide enhanced oversight to fees paid to the independent consultant, Aon Hewitt.

Compensation Governance

Human Resources and Compensation Committee

The Board has responsibility for executive compensation in conjunction with the HRC Committee. The HRC Committee is required to be comprised of at least three independent directors; it is currently comprised of four independent directors.  The Chairman of the Board also attends each meeting.  The HRC Committee met five times in fiscal 2012.  The HRC Committee work plan is designed so that the duties and responsibilities set out in its committee charter are properly discharged.

The HRC Committee has the sole authority to retain and terminate consultants and advisors as it may deem appropriate in its discretion, to approve their anticipated annual scope of work, fees and retention forms.  The HRC Committee reviews and assesses the performance of such consultants on an annual basis.  The Company must provide for appropriate funding for such consultants and advisors, as determined by the HRC Committee.  The HRC Committee meets in camera on a regular basis with its principal compensation consultant as necessary, at a minimum annually.  The HRC Committee must review and pre-approve any additional work to be done for the Company by the consulting firm, its parents or affiliates. Throughout fiscal 2012 Aon Hewitt acted as the HRC Committee’s independent consultant.

It is the opinion of the HRC Committee that the compensation programs described in this document are aligned with the business strategy and with governance and industry best practices.

Decision Making Process

Based on its mandate, the HRC Committee reviews Company and senior management performance, makes recommendations to the Board on compensation for the CEO and approves the compensation for the Direct Reports. The members of the HRC Committee during fiscal 2012 were William Dempsey (HRC Committee Chair), Robert Luba, Mary Mogford and Janet Woodruff, each of whom was an independent director. The Board as a whole reviews the recommendations of the HRC Committee and gives final approval on compensation for the CEO.

Detailed information for each of the members of the HRC Committee is included in Section 2: Business of the Meeting, including a matrix which outlines the skills and experience of each individual.  All four HRC Committee members identified in the previous paragraph have extensive, direct experience in the area of Compensation either through senior executive experience or board compensation committee participation and possess a thorough understanding of employee and executive compensation.  The broad experience base and depth of knowledge of compensation reflected in the HRC Committee membership provides the capability and perspective to successfully oversee the Company’s executive compensation program.

In its review process, the HRC Committee relies on input from management on the assessment of individual executive and Company performance relative to the operating plan.  On an annual basis the Company typically undertakes an extensive review and assessment of its senior management team and reports its findings to the HRC Committee.  The assessment and review focuses on performance measurements for senior management.  Annually, the CEO, with HRC Committee input, presents to the Board, an enterprise-wide succession plan including a detailed assessment of the senior management talent pool. During the compensation review process, the CEO presents the HRC Committee with the talent assessment, performance results and compensation recommendations, including comparisons to market.

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Annual Work Plan

The HRC Committee follows a comprehensive work plan such that a review of all elements of Executive Compensation and related areas occur on a regular basis.  To improve governance related to the performance of the Company when approving payments for incentive plans, the F&A Committee also reviews results related to the performance of the Company prior to HRC Committee approval.  The HRC Committee work plan, including key review topics and timing, is set out below.

The existing governance structure related to executive compensation is intended to ensure that compensation policies and practices do not encourage any individual to take inappropriate or excessive risks and that the Company’s compensation policies and practices do not result in identified risks that are likely to have a material adverse effect on the Company.  As part of the HRC Committee annual work plan, an evaluation of risk associated with executive compensation plans is conducted.

The executive compensation portfolio is structured and administered to be in compliance with all regulatory requirements and in alignment with good governance practices.  Executive compensation includes a combination of short, medium and long term plans.  Metrics and targets for short, medium and long term incentive plans are established at the overall corporate level.

The HRC Committee is constructed to provide strong expertise in compensation-related matters.  As part of normal course of practice, educational updates including competitive, legislative and compliance related topics are presented by the independent compensation consultant at each HRC Committee meeting.

HRC Committee Fiscal 2012 Work Plan

	• Independent Consultant Annual Assessment • Executive Terms and Conditions • Retirement Plans • Risk Assessment of executive compensation policies / plans • HR Strategies and Policies	• Talent and Succession Plans • Equity Award Grant (if applicable) • Review of the Peer Group Used for Pay Benchmarking • Employment Equity Plan Review	• Compensation Strategy & Philosophy • Compensation Benchmarking • Establish Bonus and LTIP award opportunities • Incentive Plan Design • Evaluation of HRC Committee performance • Appointment of CEO	• Performance Targets (looking forward)	• Financial Results for Incentives (looking back) • Salary Review • Share Ownership • CEO Performance • HRC Committee Charter review • LTIP market practices

January	March	June	September	October	December

Finance & Audit Committee Review of Results

The HRC Committee continuously monitors executive compensation through a rigorous annual cycle facilitated by the independent consultant, Aon Hewitt.  This regular cycle ensures that all elements of the total compensation portfolio are assessed regularly for competitiveness and reasonableness.

Independent Advice

The HRC Committee has engaged Aon Hewitt since May 2010 as its executive compensation consultant to provide independent advice to the HRC Committee on all matters relating to the CEO and other executive compensation. Aon Hewitt is retained directly by the HRC Committee.  The recommendations and advice from Aon Hewitt include governance practices related to compensation programs in the Canadian general industry and the global life sciences industry, and market competitive compensation data for the CEO and Direct Reports.  Aon Hewitt attended all of the HRC Committee meetings for the 2012 fiscal year.

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	F2011 Executive Compensation Related Fees	F2011 All Other Fees	F2012 Executive Compensation Related Fees	F2012 All Other Fees
Aon Hewitt	$285,000	$300,0001	$295,867	$377,3551
Aon Risk Services	n/a	$290,0002	n/a	$226,0002
1
Fees paid to Aon Hewitt as the Investment Consultant and Actuary for the Nordion Defined Benefit plan, in connection with the design of the plan and certain funding matters related to the plan.  Aon Hewitt has acted in this capacity since 1991.  Aon Consulting and Hewitt Associates merged in 2010, subsequent to the decision to engage Aon Consulting as the executive compensation consultant to the HRC Committee.  In F2012, $265,838 of this total was funded by the pension plan, and $111,517 were one-time costs for plan design activities of the Nordion Defined Benefit Plan.

2	All fees were incurred for services rendered by Aon Risk Services as broker for insurance, other than the directors and officers insurance.

In order to provide an independent view to the HRC Committee, Aon Hewitt has developed safeguards to promote the independence of its executive compensation consulting advice. These independence policies include:

(a)
strong confidentiality requirements and a code of conduct that effectively deters behavior by the consultant that is contrary to the compensation consulting assignment (including an obligation to report and satisfactorily resolve any conflicts of interest);

(b)	a strict policy against investing in client organizations;

(c)	management of multiservice client relationships by separate account executives;

(d)	clearly defined engagements with compensation committees that are separate from any other services provided;

(e)	formal segregation of executive compensation services into a separate business unit;

(f)	no incentives for cross-selling of services and no compensation rewards based on other results;

(g)	no offers of more favorable terms for companies that retain Aon Corporation for additional services; and

(h)	consulting work limited to boards, compensation committees and companies, with no representation of individual executives in any capacity.

In addition to the commitments described above, if the Company requests additional work unrelated to their executive compensation practice, Aon Hewitt, or any of its affiliates cannot accept the request without pre-approval by the Chair of the HRC Committee.

Through the transition period when Aon Hewitt replaced Towers Watson in 2010 (the Company’s former compensation consultant) a number of legacy contracts were already in place as follows:

•	Aon Hewitt is the Investment Consultant and Actuary for the Nordion Defined Benefit plan. Fees for fiscal 2012 totaled approximately $295,867.

•	Aon Risk Services is the broker for insurances other than the Directors & Officers insurance. The administration fees paid for fiscal 2012 are $156,000.

•	Aon Risk Services is also the manager for the Company’s captive insurance company (DXRX Indemnity Inc.) out of Barbados with annual fees of approximately $40,000.

The HRC Committee reviewed the services being provided by Aon Hewitt and Aon Risk Services and noted that the Aon Consulting business (now Aon Hewitt) is a separate business unit structure with a separate revenue stream as it relates to Aon Risk Services. The HRC Committee reviewed the services provided by Hewitt Associates to manage the Company’s Defined Benefit plan and determined that it would not impact the independent advice provided by Aon Hewitt to the HRC Committee.

In fiscal 2012, the Company retained a branch of Aon Risk Solutions to carry out a security assessment.  Fees for this project totaled approximately $30,000.

Compensation Discussion and Analysis

The total compensation program for senior management incorporates a pay-for-performance approach into the following components: “fixed compensation” that is comprised of base salary and ”at risk” compensation” that is comprised of the AIP described on page 30, the MTIP described on page 33, and the LTIP described on page 35, which are each variable, and benefits, allowances and retirement programs. Rewards are contingent upon organizational performance to ensure a strong alignment with shareholders’ interests.  Base salary, annual incentive payouts and equity compensation paid in the form of stock options, RSUs, Performance Share Units (“PSUs”) and DSUs reflect performance with a greater proportion of compensation paid to higher performing executives.

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The chart below provides an overview of the executive compensation program and highlights the significant proportion of compensation that is “at risk” and performance-based.

The following chart further sets out the elements of the executive compensation program and corresponding performance linkage.

Element	Form	Business Performance Linkage	Performance Period	Determination
Base Salary	Cash	Fixed compensation to perform job duties	One year
•  Salary bands are determined based on market data from both peer groups described below
•  Individual performance, experience, scope of the role and long term potential determine position within the salary band

Allowance	Cash	Market competitive allowance covering car and fitness	n/a	•Based on market practice in local geography
Annual Incentive Plan (described on page 30)	Cash	To incent achievement of profitability and revenue growth targets in the annual business plan, as well as individual performance and the achievement of strategic objectives	One year
•  Target levels are established based on market data. Payout based on Corporate results and Individual performance
•  Measured against Board approved targets linked to the Company’s annual business plan

Mid-Term Equity Incentive Plan (MTIP) (described on page 33)	RSUs PSUs DSUs SARs	To drive mid-term company performance linked directly to execution of business strategy	Two to three years
•  Award value at target is based on competitive market data.
•  Final award values granted are differentiated based on individual contribution.
•  One-time equity awards tied to the achievement of critical strategic goals.

Long-Term Incentive Plan (described on page 35)	Stock Options	To incent long-term performance measured by improvement in share price	Vest over three years with a seven-year term	• Grant value is based on competitive market data. Individual performance and long term potential determines the grant size. • None were granted in FY 2012 to the NEO.
Benefits	Health, dental, pension, life insurance and disability programs	Market competitive retirement, health and welfare support	n/a	• Based on market practice in local geography
Retirement Income	Defined Contribution	Market competitive benefits	n/a	• Based on market practice in local geography

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With respect to the compensation mix, the annual compensation paid to executives is structured to ensure a balance between short-term and long-term business objectives and priorities.  A significant proportion of total compensation is “at risk” and intended to drive behaviors that are focused on the achievement of superior performance.  The following table shows the compensation elements of base salary, AIP, strategic achievement awards and long term incentives expressed as a percentage of total direct compensation (base salary + AIP + strategic achievement awards + long term incentives).

Compensation Elements of Total Direct Compensation
Role	Base Pay	Annual Incentive Plan at Target	Mid-Term/Long-Term Incentive Plan at Target	Total Direct Compensation
CEO	36%	23%	41%	100%
CFO	48%	20%	32%	100%
Senior Vice President (“SVP”)	54%	19%	27%	100%

Peer Group Determination

In order to develop a compensation framework that is appropriate and competitive, the HRC Committee reviews the compensation levels and program design of a variety of organizations in the market. During fiscal 2012, two peer groups were used for purposes of executive compensation review, including compensation for the CEO and Direct Reports, and the development of the new compensation framework.

•
Canadian General Industry – comprised of autonomous, publicly traded companies in the Aon Hewitt database with approximately C$300 million in revenue excluding certain industries (e.g., energy, financial services, oil & gas, professional services, retail).

•
Global Life Sciences Industry – comprised of a select group of autonomous, publicly traded companies headquartered in Canada, the U.S., and abroad in the Aon Radford Global Life Sciences survey with revenue between C$100 million and C$500 million.

The Global Life Sciences Industry peer group used by Nordion is comprised of the following companies:

Select Global Life Sciences Peer Group
Accuray Incorporated	Gen-Probe, Inc.	OSI Pharmaceuticals, Inc.
Alexion Pharmaceuticals, Inc.	Immucor, Inc.	Regeneron Pharmaceuticals Inc.
Alkermes Plc	Impax Laboratories Inc.	Thoratec Corporation
Cubist Pharmaceuticals Inc.	Martek Biosciences Corporation	United Therapeutics Corporation
Dionex Corporation	Myriad Genetics, Inc.	Viropharma Inc.

Canadian General Industry Peer Group

Aon Hewitt uses multiple survey sources from its proprietary database to generate data which reflects autonomous publicly traded companies excluding certain industries (e.g. energy, financial services, oil & gas, professional services, retail).  In addition, regression analysis is used to approximate a C$300M revenue company, which is consistent with Nordion’s revenues.

Aon Hewitt recommended and the HRC Committee agreed with the use of these two peer groups, as the HRC Committee believes that these peer groups represent the Company’s labour market and are size-appropriate. The peer groups were chosen to reflect two distinct markets for talent: similar sized Canadian based organizations and similar sized Life Sciences organizations.  The HRC Committee assessed the appropriateness of the peer groups compared to Nordion based on the following considerations:

•	Company size (i.e. revenue, earnings, market capitalization, shareholder return)

•	Organizational complexity (e.g. structure, products and culture)

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•	Competitors for business and talent

•	Companies with a similar governance structure

•	Maintaining a sufficient number of companies in the peer group accounts for the variations in individual company data

The HRC Committee, in consultation with Aon Hewitt, benchmarked all elements of executive compensation at the market median or fiftieth percentile against these peer groups.  The competitive benchmark data was then used to establish the executive compensation framework, which provides a range of compensation for executives with similar positions and responsibilities.

•
For base salary, the minimum of the salary range is represented by the median of the Canadian General Industry peer group and the maximum of the salary range is represented by the median of the Life Sciences industry peer group for the CEO and the Direct Reports at the Senior Vice President level and above.

•
For incentive based compensation (AIP and LTIP), the CEO and the Direct Reports at the Senior Vice President level and above, a mixture of market data from these peer groups was used for benchmarking purposes in the following proportion:  75% Canadian General Industry and 25% Global Life Sciences Industry.  For other executives, market data for benchmarking purposes was used from only the Canadian General Industry for both base salary and incentive compensation.

For the CEO and the Direct Reports at the Senior Vice President level and above, a mixture of market data is used to better reflect the labor market from which this talent is attracted.  Candidates for these positions are recruited from inside and outside Canada and therefore, it is important to reflect the competitive landscape from which this talent is drawn.

2013 Peer Group

In advance of commencing with the 2013 competitive assessment of executive compensation, the HRC Committee worked with Aon Hewitt to evaluate the appropriateness of the peer group used to benchmark executive compensation for 2012.  While the HRC Committee believed the 2012 peer group was appropriate for pay comparisons in 2012, the HRC Committee did believe that the peer group should be adjusted for setting 2013 compensation as a result of (i) the Company’s updated organization structure and strategy, (ii) significant changes in the size of the current peer group companies, and (iii) the privatization of several companies of the peer group.  Accordingly, a new peer group and benchmarking methodology was approved for use in establishing the 2013 executive compensation framework and for benchmarking executive compensation.   These new peer groups are more directly aligned with the business sectors in which Nordion operates and are better aligned with the competitive marketplace for talent.  The Life Sciences peer group is primarily aligned with the Targeted Therapies business and the Canadian General Industry is primarily aligned with the Specialty Isotopes business and Corporate functions.  The lists of companies included in the 2013 peer groups are summarized below

Select Global Life Sciences Peer Group
Revenues between $100 million and $500 million
Accuray Inc.	Cambrex Corp.	Onyx Pharmaceuticals Inc.
AngioDynamics Inc.	ICU Medical Inc.	Orthofix International NV
AngioTech Inc.	Impax Laboratories Inc.	Paladin Labs Inc
Auxilium Pharmaceuticals Inc.	Landauer Inc.	Regeneron Pharmaceutical Inc.
Balchem Corp.	Merit Medical Systems	Salix Pharmaceuticals Ltd.

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Canadian General Industry Peer Group
Revenues between C$100 million and C$500 million

F2012 Executive Compensation Program Review

In fiscal 2012, the HRC Committee followed the process outlined above in that they reviewed the compensation practices and survey data of the Canadian General Industry peer group and the Global Life Sciences peer group to arrive at the executive compensation framework for senior management of the Company, which defines base salary ranges and performance-related pay for each level of executive.  The framework is derived from the market practice for peer group companies of a similar size. The executive compensation framework reflects the compensation philosophy and market positioning described previously; that is, competitive pay (fiftieth percentile relative to the market) for achieving target and expected performance, with above-average pay when the Company has achieved exceptional performance when measured against its business plan and/or competitive benchmark performance. Executives are compared, based on their accountability and work complexity, with similar positions in the Company’s peer groups.

The HRC Committee follows a rigorous decision making process when considering changes to executive compensation strategy, programs and or individual compensation changes as follows:

•
As part of the annual HRC Committee work plan – Aon Hewitt presents benchmarking information related to executive compensation plans and information related to legislative and regulatory changes.  The HRC Committee assesses current executive compensation programs in the context of this information and identifies any potential gaps.

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•
The HRC Committee evaluates executive compensation policies and procedures to ensure that they are not designed to drive behaviors that result in excessive risk-taking.  As part of this review – the HRC Committee evaluates risk from five different perspectives as per the risk assessment framework provided by Aon Hewitt: 1) Strategic / Operational risk; 2) Compliance risk; 3) Reputational risk; 4) Talent risk; 5) Financial / Economic risk.  The executive compensation framework is designed to mitigate compensation risks through, among other things, the following measures: annual review of the executive compensation framework, the clawback policy and a compensation mix structure to ensure balance between long term and short term objectives and priorities.  Aon Hewitt facilitates this review on an annual basis.  The current competitive and business environments may result in an increase in the talent risk.

•	The HRC Committee assesses recommendations relative to the guiding principles established for Nordion’s pay-for-performance approach and updates the principles when appropriate.

•	The HRC Committee approves recommendations to adopt any new legislative and regulatory changes and/or changes to the executive compensation framework, as required.

Disclosure Overview

This disclosure is intended to communicate the compensation provided to the Company’s CEO, the Chief Financial Officer (the “CFO”) and the three other most highly compensated executive officers of the Company and its subsidiaries (collectively, the “Named Executive Officers” or “NEO”).  For fiscal 2012, the three other most highly compensated active executive officers of the Company and its subsidiaries were: Peter Covitz, Senior Vice President, Innovation, Kevin Brooks, Senior Vice President, Sales and Marketing and Christopher Ashwood, Senior Vice President, Corporate Services.  Messrs. Covitz and Brooks’ last day with the Company was October 31, 2012.

The following tables provide a summary of the executive compensation framework applicable to the NEO.

Compensation Framework1
Role	Base Salary Range ($000s)			Target AIP (cash bonus) (% of Salary)	Target LTIP and MTIP (equity awards) (% of Salary)	Target Total Direct Compensation ($000s)
CEO	348	-	597	65%	115%	973	-	1,667
CFO	229	-	373	40%	65%	469	-	763
SVP	189	-	319	35%	50%	471	-	587

1	The framework was set in Canadian dollars and then converted to U.S. dollars.

Target Compensation
Name	Base Salary	AIP (cash bonus)		LTIP and MTIP (equity awards)1		Target Total Direct Compensation
	$	% of Base Salary	$	% of Base Salary	$	$
S. West, CEO	487,003	65	316,552	115	560,053	1,363,608
P. Dans, CFO	303,219	40	121,288	65	197,092	621,599
P. Covitz, SVP, Innovation	293,227	35	102,629	50	146,614	542,470
K. Brooks, SVP, Sales & Marketing	263,982	35	92,394	50	131,991	488,367
C. Ashwood, SVP, Corp, Services	253,829	35	88,840	50	126,915	469,584

1	The value of equity awards is calculated by multiplying the base salary by the equity percentage at target.

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The following section provides details with respect to each element of the executive compensation program.

“Fixed” Compensation

1.      Base Salary

Each year, the HRC Committee reviews the individual salaries of the NEO as well as other senior management. Adjustments are made where necessary to reflect market competitiveness (with reference to the median of the peer group), individual performance, responsibility and experience.  As an outcome of this review, salary adjustments were completed in January 2012 as follows: Steven West’s salary increased from $472,818 to $487,003 (3%); Peter Dans’ salary increased from $290,161 to $303,218 (4.5%) and Mr. Ashwood’s from $223,978 to $253,829 (13.4%).  The increase to Mr. Ashwood’s salary reflects the significant scope of his role and the consistently outstanding performance level.  Salary increases were not provided to Messrs. Covitz and Brooks in fiscal 2012 as their salaries were viewed to be competitive based on a review of the benchmarking provided by Aon Hewitt.

“At Risk” Compensation

2.      Annual Incentive Plan (“AIP”)

The AIP is a cash performance plan under which a payment is made to senior management following the end of the Company’s fiscal year, based on the achievement of established financial goals and individual performance measured over the fiscal year. The HRC Committee and the Board review Company and individual performance and have final approval on the AIP to be paid to each executive. In fiscal 2012 AIP payments were based on corporate results for all of the NEO.

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The HRC Committee has the discretion to award compensation absent attainment of goals or to reduce or increase the size of an award or payout.  The following principles have been established to guide decision making related to the AIP.

1.	Targets are derived from the business plan and are only amended if the business plan changes;

2.	Performance updates are provided regularly to the HRC Committee throughout the year;

3.
Changes to the Plan targets for AIP will only be made with approval by the HRC Committee and the F&A Committee.  In principle, adjustments to the Plan targets should be infrequent and result from significant unplanned events.  Areas that would generally be considered  for adjustment to the plan include:

-	the impact of acquisitions or divestitures;

-	non-cash write-offs of assets where the regular expense would not have been reflected in EBITDA had the write-off not occurred;

-	changes in accounting rules;

-	a litigation or insurance settlement (for or against);

-	a gain or loss associated with legacy investments.

Adjustments to the plan targets for significant changes in the business environment, impact of supply/manufacturing disruptions related to us or our competitors, winning or losing a major customer/supplier contract, or restructuring plan will only be made with the approval of the Board and based on a change to the business plan.

Nordion uses budgeted goals for the performance-based elements of compensation in order to focus attention on the critical business priorities.  These goals are based on an in-depth assessment of the performance of the Company's Business Units, which are aggregated into budgeted Company results, and thoroughly vetted by the Company's Board.  The Company has long subscribed to setting goals based on budgeted Corporate performance, as opposed to using relative performance or a fixed standard, because the Company believes the budgeted approach results in more visible performance targets for participants and is the best measurement of the business itself.

For the 2012 fiscal year, the HRC Committee did not exercise discretion to change the AIP award as calculated through the incentive formula highlighted below.

Based on the pay-for-performance philosophy previously discussed, both business and individual performance measures impact the incentive payment. Actual financial performance relative to the Annual Business Plan as approved by the Board typically determines the Business Performance Factor applicable to financial results. The Business Performance Factor is multiplied by an Individual Performance Factor ranging from 0 to 125% to determine the final incentive payment. The maximum AIP payment that can be paid to any executive is 200% of target.

The incentive formula is set out below:

Awards issued under the AIP are determined based on the process outlined below.

Assessment of Business Performance:

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The primary portion of the Business Performance Factor for fiscal 2012 was based on financial performance relative to approved revenue and EBITDA targets. The EBITDA performance factor used in the AIP is based on the Total Segment Earnings (Loss) as reported in the Company’s Annual MD&A adjusted to exclude: (1) costs of legacy issues that relate to former MDS operations; (2) costs related to the TheraSphere Clinical program (the performance measure is adjusted for this due to the uncertainty surrounding the timing and amount of costs in the fiscal year); (3) foreign exchange gains or losses resulting from holding U.S. cash and the U.S. dollar Celerion note in a Canadian functional currency entity (as the Company manages and reports in U.S. dollars these gains or losses do not reflect an economic gain or loss from a U.S. dollar perspective); and to include (4) costs related to the Company’s internal investigation of a foreign supplier and other third parties focusing on compliance with the Canadian Corruption of Foreign Public Officials Act and the U.S. Foreign Corrupt Practices Act.  The EBITDA target therefore excludes: (1) unrealized embedded derivative gains or losses resulting from the long-term U.S. dollar contracts we have with certain suppliers.  As a U.S. dollar reporting company that sells a large portion of its products in U.S. dollars, we believe that U.S. dollar supply contracts provide the best economic value to the Company. However, as a Canadian-based company, when we purchase in U.S. dollars from a non-U.S. domiciled supplier, under GAAP an embedded derivative is created. The resulting gains or losses vary significantly and we believe do not reflect the underlying operating performance of the business; (2) AECL arbitration costs and legal costs as these costs are largely driven by the timing of the arbitration proceedings. While management is focused on managing these costs, due to the uncertainty related to the timing and events related to the arbitration, it was decided to exclude these costs from the business performance target and results; and (3) litigation costs and certain other costs that we consider to be of a one-time nature and not reflective of the underlying operating performance of the business.

The business performance factor for fiscal 2012 was based on the achievement of the revenue target, neutralized for any effects of foreign exchange (25% weighting), and the EBITDA target (75% weighting). All internal business plan targets, including the operational metrics used in the AIP targets, are approved by the Board at the beginning of the fiscal year at a level which, if achieved, are expected to generate value to our shareholders. The F&A Committee reviews the performance of the business at the end of the year and, following this review, the HRC Committee reviews and approves those results as applied to the incentive calculation.

At the meeting on November 30, 2012, the HRC Committee approved a 0% Business Performance Factor for the active NEO based on business results achieved. The payout reflected the performance of the business relative to stated plan metrics.

HRC Committee determined the fiscal 2012 Business Performance Factor that was applied to the AIP for fiscal 2012 as follows:

AIP Business Performance Factor
Revenue			EBITDA			Business Performance Factor
Target ($ million)	Result ($ million)	Weighting	Target ($ million)	Result ($ million)	Weighting
270	247	25%	81.3	65.2	75%	0%

Assessment of Individual Performance:

Individual performance for the NEO was assessed relative to personal performance objectives by the CEO and the HRC Committee.  The CEO recommended to the HRC Committee the Individual Performance Factor (“IPF”) ranging from 0 to 125% and the HRC Committee approved these recommendations.  For the CEO – the HRC Committee recommended the IPF to the Board and the Board approved the IPF.

For those executives who report directly to the CEO (the “Direct Reports”), the HRC Committee reviews and approves each executive’s individual performance factor relative to business results and the individual’s key accomplishments during the year. After hearing recommendations from the CEO, the HRC Committee approved the incentive payable to the Direct Reports based on the assessment of business performance and individual performance.

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Calculation of Annual Incentive Award

Target Payments for the AIP are reviewed by the F&A Committee and approved by the HRC Committee annually in conjunction with the review and approval of the annual business plan. For fiscal 2012 the Target Payments were set at 65% for the CEO; 40% for the CFO and 35% for the remainder of the NEO.

Relative Comparison and Review for “Reasonableness”

As a final step, the Committee completes a relative comparison of awards and completes a review of “reasonableness” with respect to the total compensation package for each NEO.

NEO cannot elect to defer their annual AIP award payout.

As explained in the previous section, “Assessment of Business Performance”, the HRC Committee approved a 0% Business Performance Factor based on business results achieved.  Applying a 0% Business Performance Factor to the incentive formula calculation described on page 31 results in a nil AIP payout.  As a result, no NEO received a fiscal 2012 AIP payment.

Equity Plans

3.      Mid Term Equity Incentive Plan (“MTIP”)

The purpose of the MTIP is to promote the mid-term success of the Company by providing employees of the Company with periodic awards tied to the Company’s various performance metrics. The MTIP is also intended to assist the Company in attracting and retaining the best available talent for positions of substantial responsibility, and to align the interests of eligible employee recipients with those of the Company’s shareholders.  Pursuant to the plan, the HRC Committee may approve eligible recipients and determine the number and type of share incentives (including but not limited to PSUs, RSUs, DSUs and share appreciation rights (“SARs”), and determine the terms and conditions of such share incentives).

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During fiscal 2012, the HRC Committee approved the SAA plan under the MTIP.  The SAA award replaced the annual LTIP grant for 2012 in order to drive focus on the successful execution of the Company’s business strategy over the mid-term.  The metrics were established in order to provide direct line of sight to the success factors required to achieve the business strategy.  There are two components of the SAA plan.  Under component #1, NEO were eligible to share in a pool created by allocating 1% of any monetary award received as a result of the successful completion of the arbitration process with AECL.  In the event of a monetary award resulting from the arbitration process, based on the recommendation of the CEO and approval from the HRC Committee, RSUs would have been issued with a 2-year cliff vesting provision for NEO based on individual contribution to the successful outcome of the arbitration.  For the CEO, the RSU award would have been recommended by the HRC Committee and approved by the Board.  In the event of a ruling of “specific performance”, a maximum pool would have been established with a two year PSU milestone related to progress at the discretion of the Board. Based on the arbitration decision disclosed on September 10, 2012, component #1 of the SAA plan was forfeited.  Under component #2 of the SAA plan, the NEO received a combination of 50% RSUs with 100% vesting after 3-years for retention purposes and 50% PSUs tied to completion of specific business targets related to the execution of Nordion’s business strategy which is focused on solidifying the Medical Isotope supply and building the Interventional Oncology business, which are critical strategic objectives.  The targets related to solidifying the Medical Isotope supply are related to identifying potential alternative sources of supply and establishing committed agreements.  The targets related to building the Interventional Oncology business are related to expanding the business, execution of the Therasphere clinical trials and achievement of specific revenue targets.  A summary of the metrics is provided below.  These metrics are viewed to be stretch metrics and will require outstanding performance in order to be successfully achieved.  The Company is exercising the “serious prejudice” exemption as disclosure of these strategic and confidential numeric targets would provide the Company’s competitors with an unfair advantage in these areas and would seriously prejudice the Company’s interests.  Thus, specific details of the targets cannot be disclosed.  However, we have disclosed the percentage of 2012 compensation represented by these awards in the chart below.

Objective #1:  Solidify Russian Supply (Completion by October 31, 2013)

1)      Strategic relationship with upfront payment for a percentage of profit or cash flow

OR

2)      Committed supply agreement for 5 years plus,

Either 1) or 2) with certain criteria including investment and EBITDA margin expectation

Objective #2: Build the I/O Business  (All 3 metrics must be achieved by October 31, 2013)

•	Expand access to the I/O market with a positive EBITDA contribution

•	Achieve two sequential quarters of TheraSphere revenue above specific dollar target

•	Meet target number of sites and patients with respect to the TheraSphere clinical trials

Value of SAA Plan as a Percentage of Total Compensation

Name	Percentage of Total Compensation1 (%)
S. West	47%
P. Dans	28%
P. Covitz	16%
K. Brooks	17%
C. Ashwood	30%

1
Total Compensation is equal to the total compensation reflected in the Summary Compensation Table on page 42 and includes salary, share-based awards (HRC Committee planning value), option-based awards (HRC Committee planning value), AIP payout, non-equity long term incentive plan payout, pension value and all other compensation.  The value of the SAA Plan is the number of PSUs and RSUs granted multiplied by the HRC Committee planning share price of C$8.63 and converted to U.S. dollars. plus the value of dividend equivalents issued in F2012 on outstanding PSUs and RSUs granted under the SAA plan.  The reinvested dividend value for F2012 is C$8.47 for January 3, 2012, C$9.42 for April 5, 2012 and C$9.56 for July 3, 2012, multiplied by the number of PSU and RSU dividend equivalents issued each quarter and converted to U.S. dollars.   The reinvested dividend values were calculated by using the TSX five-day average closing share price up to and including the dividend date in each case.

As of October 31, 2012, we viewed the achievement of the goals under the MTIP as highly unlikely, and thus do not expect to pay awards under the MTIP.

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Also, under the MTIP in fiscal 2012, eligible executives received dividend equivalents on outstanding DSUs, RSUs and PSUs.

4.      Long Term Incentive Plan (“LTIP”)

The purpose of the LTIP is to promote the long term success of the Company, to align the interests of officers, employees and other persons providing services to the Company other than non-employee directors with those of the Company’s shareholders, to recognize the ability and effort of certain employees and others who provide services to the Company and who have materially contributed to the success of the Company, to provide an incentive to certain key employees and other persons providing services to the Company to achieve the Company’s long term objectives, and to attract and motivate such persons of experience and ability by providing them with equity participation in the Company.  During 2012, no stock options were granted to the NEO.  The SAA plan was introduced instead to create direct line of sight to the critical metrics associated with the business strategy.

Grants under the LTIP have traditionally been in the form of stock options.  The exercise price of each stock option awarded under the LTIP is the closing price of stock on the trading day immediately preceding the date of grant or the date of grant, whichever is higher.  The date of grant is the date approved by the HRC Committee and is included in the notice of the grant provided to NEO.  The HRC Committee must approve the vesting period for all stock options awarded.

Based on LTIP market data provided by Aon Hewitt, the HRC Committee determines the size of the LTIP pool on an annual basis.  The CEO recommends the individual LTIP grants for the NEO to the HRC Committee for approval based on individual performance and long term potential.  The HRC Committee recommends the LTIP grant for the CEO to the Board for review and approval.

Shareholder approval is required to reduce the exercise price of or to cancel and reissue outstanding options.  No cash buyouts are permitted.

The following table summarizes the number of equity securities of the Company authorized for issuance under the LTIP as of October 31, 2012.

Equity Compensation Plan Information1
Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options2	Weighted-Average Exercise Price of Outstanding Options3	Number of Common Shares Remaining Available for Future Issuance Under LTIP
Equity compensation plans approved by security holders	2,571,7004	C$11.59, $15.73	3,588,1005
Equity compensation plans not approved by security holders	--	--	--
Total	2,571,7004	C$11.59, $15.73	3,588,1005
1	The maximum number of shares that may be reserved for issuance to insiders under the LTIP shall not exceed 10% of the issued and outstanding shares.

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2	There are currently no warrants or rights outstanding.
3	The Company has issued both Canadian and U.S. dollar options. No options were issued to NEO in fiscal 2012.
4	As a percentage of issued and outstanding Common Shares as of October 31, 2012: 4%
5	As a percentage of issued and outstanding Common Shares as of October 31, 2012: 6%

In fiscal 2012, a total of 42,800 stock options were issued, representing 0.07% of the total number of Nordion Inc. issued and outstanding Common shares as of October 31, 2012.  Stock options were granted to non-NEO for purposes of retention of critical skills.  No executives exercised stock options in fiscal 2012 and therefore, no gains were realized with respect to outstanding stock options.  The exercise price of all outstanding stock options is higher than the current share price and therefore, all outstanding stock options have no intrinsic value as of October 31, 2012.

Governing Principles of Equity Plans

The governing principles of the equity plans are set out below:

•	Executives are granted equity under the LTIP and/or MTIP on a periodic basis, subject to review and approval by the HRC Committee.

•	The HRC Committee recommends and requests approval from the Board equity grants for the CEO.

•	The CEO recommends and requests approval from the HRC Committee for equity grants to each of his Direct Reports, as well as for the aggregate equity pool to be granted to other employees.

•
The equity grant for each executive is based on enterprise-wide performance, individual performance, key skills and expected future contributions based on the assessment of the CEO and HRC Committee for Direct Reports and based on the assessment of the Board for the CEO.

•	Awards are generally granted at a specific time each year and not in connection with earnings announcements.

In fiscal 2011, a hedging policy was introduced to the Company’s Share Ownership Guidelines consistent with Nordion’s Insider Trading Policy.  The NEO are not permitted to purchase financial instruments designed to hedge or offset any decrease in market value of Nordion securities.  In addition, the NEO are, pursuant to the Insider Trading Policy, strictly prohibited at any time from trading in derivative securities of the Company.  Derivative securities include instruments which allow an investor in the market to buy or sell options to acquire shares of the Company at a fixed price within a specified time (sometimes referred to as "puts" or "calls") or to sell shares of the Company that an investor does not own at the time or has not fully paid for (sometimes referred to as "short sales").

The following chart sets out the target equity incentive mix that was established in fiscal 2012 and applies to all active NEO.

Target Equity Incentive Plan Mix
Role	Target Equity (% of Base Salary)	Target Equity Mix	Equity Type
CEO	115%	100% MTIP	50% PSUs / 50% RSUs
CFO	65%	100% MTIP	50% PSUs / 50% RSUs
SVP	50%	100% MTIP	50% PSUs / 50% RSUs

Key Metrics Related to Stock Options

The Company tracks a number of key metrics related to share utilization for its stock options, including the annual burn rate or run rate, actual dilution rate and overhang rate (potential dilution rate).   These metrics are tracked in order to understand the impact of any stock option grants with respect to guidelines established by organizations such as CCGG and Institutional Shareholder Services.

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METRIC AND FORMULA	F2012 RATE
Burn Rate = # of options issued in F2012 total shares outstanding	0.07%
Actual Dilution Rate = # options outstanding total shares outstanding	4.15%
Potential Dilution (Overhang) Rate = # options outstanding + # options reserved but unissued total shares outstanding	9.95%

Sources of Grants for the Equity Plans

The practice for equity plans is to source shares required under the LTIP and ESOP from the secondary markets, no shares were issued from Treasury for such purposes for F2012.  Equity grants issued under the MTIP (RSUs, PSUs, DSUs) are settled in cash.

Indirect Compensation

5.      Benefits & Allowances

NEO are eligible for the same market competitive benefit program as all employees with a few minor variations:

-	3x salary instead of 2x salary multiple for life insurance;

-	Short Term Disability (STD) program of 100% of base salary for a period of 26 weeks instead of 75% of base salary for a period of 26 weeks.

-	Access to Executive Health Benefit program (introduced in 2012) which provides NEO with access to annual physical assessments and expedited access to medical specialists.

These variations reflect the difference in market practice for executives.

Employee Share Ownership Plan (“ESOP”)

The Company sponsors an ESOP under which employees can purchase the Company’s Common Shares at the market price on the Toronto Stock Exchange. Shares are purchased monthly on the last business day of each month. Employees can contribute up to 10% of their salary by payroll deduction.  The Company will match 10% of each employee’s contributions. Dividends paid by the Company for the first three fiscal quarters were automatically rolled into the employee share ownership plan for plan participants.

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Due to low employee participation in the ESOP and high administrative costs, the Company made the decision to close the plan in fiscal 2013.  The Company will cease employee and employer contributions effective March 31, 2013 and close the plan effective October 31, 2013.

6.      Retirement Income Program

Pension Plans

Each of the NEO is eligible and participates in a company-paid defined contribution pension arrangement. For all NEO the Company contributes either 10% or 15% of total cash compensation defined as salary plus previous year’s incentive, depending on the level of the position as follows: Messrs. West and Dans receive 15% of total cash compensation and Messrs. Covitz, Brooks and Ashwood receive 10% of total cash compensation.   The higher pension values for the CEO and CFO are reflective of the level of accountability associated with these roles.

For the Canadian pension plan, for Messrs. West, Dans, Covitz, Brooks and Ashwood the maximum amount allowed by the Income Tax Act is contributed to a Canadian registered pension plan and the balance is paid in the form of cash through bi-weekly pay deposits.  The Canadian plan allows employees to choose how contributions are invested on their behalf from a range of investment options provided by a third-party fund manager.

Upon termination or retirement of employment, the NEO is required to provide written confirmation of the benefit option chosen within 90 days of the receipt of the benefit statement provided by the plan sponsor.  The NEO may elect any one or a combination of the following options for the locked-in portion of the account: transfer to another registered pension plan; transfer to a locked-in retirement account; purchase a deferred annuity with a financial carrier licensed under Canadian or Provincial law to provide annuities, payable no later than the end of the year in which the member reaches age 69; or purchase an immediate annuity or transfer to a life income fund with a financial carrier licensed under Canadian or Provincial law to provide annuities, if the NEO is within 10 years of normal retirement date.

The following table sets out the retirement plan benefits.

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F2012 Retirement Plan Benefit Table
Name	Registered Plan Accumulated Value at Start of Year ($)	Compensatory Amount		Non-Compensatory3 ($)	Accumulated Value at Year End4 ($)	Total Accumulated Value + Excess Plan Contributions at Year End5 ($)
		F2012 Registered Plan Contribution1 ($)	Cash Payment in excess of Registered Plan2 ($)
S. West	194,894	23,711	83,820	12,847	231,452	315,272
P. Dans	96,044	23,711	33,646	7,389	127,144	160,790
P. Covitz	95,233	23,711	13,338	1,452	120,396	133,734
K. Brooks	116,219	23,711	9,362	6,056	145,986	155,348
C. Ashwood	78,052	23,711	7,879	870	102,633	110,512
1
Registered Pension Plan contributions made by the Company as at October 31, 2012.  The Company contributes 10 to 15% of the NEO’s base salary plus their previous year’s AIP up to the maximum limit set by Revenue Canada.

2	Supplementary Executive Retirement Plan contributions made by the Company in excess of the limits permitted by Revenue Canada as at October 31, 2012.
3	The change in value of the registered plan: Accumulated Value at Year end minus Registered Plan accumulated value at the start of the year and Registered Plan contributions during year.
4	Value of Registered Pension Plan accumulated as of October 31, 2012.
5	Total of cash payments in excess of registered plan and accumulated value at year end.

Performance

Performance Graph

The following graph compares the total cumulative shareholder return for $100 in local currency invested in Common Shares on October 31, 2007, on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”), with the cumulative total return of the S&P/TSX Composite Index and the NYSE Composite Index for the five most recently completed fiscal years. Dividends declared are assumed to be reinvested.

Executive payments in fiscal 2012 reflected the continuing challenges in the business environment across all businesses, but in particular lower than expected Sterilization Technologies revenue and TheraSphere growth.  The negative decision associated with the AECL arbitration process added further uncertainty to the already deteriorating supply situation.  The cost and uncertainty of the outcome of the ongoing internal investigation also had a negative impact on the business.  There was no stock option grant in 2012 to NEO and the majority of the SAA plan created under the MTIP and introduced in 2012 was contingent upon performance metrics.  Component #1 of the SAA plan was forfeited as a result of the AECL arbitration decision.  The business performance factor for the AIP further reflects this challenging business environment.

Executive payments in fiscal 2011 reflected the challenging business environment particularly as a result of changes in the medical isotope industry.  For active NEOs, the fiscal 2011 AIP payments reflected the lower than expected business results as a result of changes in the competitive landscape following the extended shut-down of the National Research Universal reactor (NRU) in 2009 - 2010. A portion of executive compensation remained at risk and is directly aligned with business performance. Stock option grants issued to NEOs prior to fiscal 2012 continue to have exercise prices that exceed the closing stock price as of October 31, 2012, and have no current value.

Executive payments in fiscal 2010 reflected the significant organizational restructuring that occurred during the year. Compensation levels reflected the COC and severance payments made to outgoing executives to close out their employment contracts. For active NEOs, the 2010 AIP payments reflected strong business results. The 2010 stock option grant price is lower than the closing stock price as of October 31, 2012 and has a three year vesting provision.  Therefore, the earliest NEOs would receive any kind of potential benefit is in 2013 and any benefit will be directly related to share price growth resulting from business performance (see Executive Compensation - Compensation of Named Executive Officers section on page 42).

In fiscal 2009, Company performance was below target for the AIP however, in recognition of the significant amount of effort and resources required for the business unit divestitures, a payment based on a business performance factor of 50% was made in respect of this plan. The unvested portion of the MTIP performance unit grant made on October 31, 2006, expired and no payment was made in respect of this grant in 2009, nor did Company performance result in any partial vesting for the PSU grant made on December 7, 2007.

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In fiscal 2008, incentive payments were substantially below target, the stock options’ grant price was lower than the market price and no vesting of PSUs occurred. These results were in alignment with the decreased share prices.

CEO Performance

In fiscal 2012, the HRC Committee assessed the overall performance of the CEO on the basis of his contribution as set out in the following chart.  Mr. West’s compensation delivered in 2012 is reflected in the level of performance achieved during 2012.  No salary increase was delivered and AIP was not paid out based on business performance.  In addition, Component #1 of the SAA plan was forfeited as described above.

F2012 CEO Performance Goals and Results

Performance Category	Goals	Achievement Relative to Goal
Operational Imperatives	• Business Plan Metrics -Revenues, Earnings	• Revenue target not achieved • EBITDA target not achieved
	• TheraSphere -Clinical Plan Stewardship and Milestones -Medical Affairs integration and program -Global Growth initiatives	• Patient enrollment behind schedule • Medical Affairs program established
	•Cost management	• General & Administrative spending lower than planned

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Performance Category	Goals	Achievement Relative to Goal
Shareholder Value Creation	•Manage Maple Arbitration -Maintain timeline, budget and resources -Scenario Plan to deal with outcome options	• Completed hearings Q2 • Board consensus on proposed plan • Arbitration decision in favour of AECL
	• Maintain active communications with stakeholders. -Regular and timely meetings with key existing shareholders.	• Met with top shareholders and held calls with top shareholders after each quarter. • Marketed to targeted new investors. Attended key conferences. Two day Road Show completed in April.
Nordion Strategic Initiatives	• Maintain leadership in global Sterilization markets	• Additional multi-year contracts signed • Gamma Centre of Excellence Launch completed • Cobalt-60 and Production Irradiator revenue targets not achieved
	• Build an Interventional Oncology Business	• Developed Enhanced Business Development pipeline • Identified clear Technology platform opportunities
	• Refine Nordion’s Asia strategy and presence	• Acquired resources; developed TheraSphere; distributors realigned for markets in Hong Kong and Singapore. Entry plan for Taiwan and Korea facilitated with hiring of ASIA Senior Director.
Leadership and Organizational Design	• Retention and Incentive plans in place for key staff	• Critical resources identified and tracked; Strategic Achievement Award Plan implemented in January
	• Ensure competency gaps are identified • Review Nordion structure	• Realigned resources within budget • Implemented organization re-alignment into LOB structure. • Succession planning in place – including internal and external candidates.
• CEO Leadership
•  Increased global visibility with Interventional Oncology Key Leader’s – Personal  Meetings Completed
•  Led Asia relationship developments
•  Led  Federal and Provincial Government Relations
•  Continued participation  at TEC Canada and the Canadian Council of Chief Executives, and fulfilled local community visibility / commitments

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Executive Compensation

Compensation of Named Executive Officers

The following Summary Compensation Table sets forth the compensation earned by the CEO, CFO, and the three other most highly compensated active executive officers of the Company, for services rendered in all capacities during the three fiscal years ending October 31, 2012.  The values are based on the Bank of Canada monthly closing average exchange rate for the fiscal year of reporting: C$1 = U.S.$0.995407 in F2012, C$1 = U.S.$0.98056 in F2011 and C$1 = U.S.$0.963485 in F2010. Specific aspects of this compensation are dealt with in further detail in the tables that follow.

Summary Compensation Table
					Non-Equity Incentive Plan Compensation
Name and Principal Position	Fiscal Year	Salary 1 ($)	Share-Based Awards 2 ($)	Option-Based Awards 3 ($)	Annual Incentive Plans ($)	Long Term Incentive Plans 4 ($)	Pension Value 5 ($)	All Other Compensation 6 ($)	Total Compensation ($)
S. West CEO	2012	484,639	598,475	0	0	0	107,531	39,721	1,230,366
	2011	461,680	349,654	536,310	163,484	0	146,065	36,498	1,693,691
	2010	425,539	0	1,477,408	576,472	817,000	82,927	399,336	3,778,682
P. Dans CFO	2012	301,043	157,320	0	0	0	57,356	24,256	539,975
	2011	283,137	172,163	185,905	61,740	0	66,298	20,792	790,035
	2010	261,316	0	409,537	176,992	283,000	41,683	163,987	1,336,515
P. Covitz SVP, Innovation	2012	293,227	153,557	0	0	0	37,049	482,168	966,001
	2011	287,002	34,560	133,717	54,593	0	46,000	21,056	576,928
	2010	271,579	0	305,528	191,035	0	35,090	308,389	1,111,621

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					Non-Equity Incentive Plan Compensation
Name and Principal Position	Fiscal Year	Salary 1 ($)	Share-Based Awards 2 ($)	Option-Based Awards 3 ($)	Annual Incentive Plans ($)	Long Term Incentive Plans 4 ($)	Pension Value 5 ($)	All Other Compensation 6 ($)	Total Compensation ($)
K. Brooks SVP, Sales & Marketing	2012	263,982	155,095	0	0	0	33,073	459,256	911,406
	2011	258,214	90,724	120,489	49,148	0	39,727	19,597	577,899
	2010	230,363	0	192,063	154,342	0	24,788	288,400	889,956
C. Ashwood SVP, Corporate Services	2012	248,837	133,779	0	0	0	31,590	23,027	437,233
	2011	218,458	55,185	110,389	52,102	0	34,277	20,687	491,098
	2010	203,440	0	198,564	137,951	0	23,683	313,640	877,278
1	For 2012, Messrs. West, Dans and Ashwood have prorated base salaries as a result of receiving merit increases as of January 1, 2012.
2
MTIP:  In F2012, PSUs and RSUs were granted to all NEO as part of the SAA plan under the MTIP.  The value of the SAA plan as a percentage of total compensation for each NEO is as follows:  Mr. West:  47%; Mr. Dans:  28%, Mr. Covitz: 16%, Mr. Brooks: 17% and Mr. Ashwood:  30%.  In addition, under the MTIP, dividend equivalents were issued to all NEO on all outstanding PSUs, RSUs and DSUs.  The dollar value is the number of PSUs and RSUs granted under the SAA plan multiplied by the HRC Committee planning share price of C$8.63 and converted to U.S. dollars plus the value of the reinvested dividends and converted to U.S. dollars.   The reinvested dividend value for F2012 is C$8.47 for January 3, 2012, C$9.42 for April 5, 2012 and C$9.56 for July 3, 2012, multiplied by the number of PSUs, RSUs and DSUs issued per quarter and converted to U.S. dollars.   The reinvested dividend value was calculated by using the TSX five-day average closing share price up to and including the dividend date in each case.
In accordance with the SAA plan and with the approval of the HRC Committee, Messrs. Covitz's and Brooks' PSUs and RSUs vested on their termination date of October 31, 2012.  They each had 8,876 PSUs and 8,877 RSUs and each received a payout of C$115,750 on December 7, 2012.   The payout calculation was the TSX five-day average closing share price up to and including October 31, 2012 of C$6.52 multiplied by the number of vested PSUs and RSUs.
In accordance with U.S. generally accepted accounting principles, Nordion does not record the accounting fair value of cash settling unit awards on the grant date.  Vested share awards are recorded as a liability/expense at the end of each quarter based on the TSX five-day average closing share price up to and including the last day of the quarter. The liability is trued up each quarter over the amortization period. PSUs are recorded as a liability expense at the time they vest.  With the exception of the PSUs that vested under the SAA plan and paid out to Messrs. Covitz and Brooks, no PSUs have vested since the performance criteria has not been met.  As a result, no liability/expense has been recorded for the PSUs except for the PSUs paid out to the two terminated executives which has been recorded as a liability/expense as of October 31, 2012.
The fiscal 2012 accounting cost for PSU and RSU grants and dividend equivalents is based on a share price of C$6.52, the TSX  five-day average closing share price up to and including October 31, 2012.
In F2011, under the EIP, DSUs were granted to all NEO as part of the DSU Share Match Program.  Under this program each NEO received one DSU for every Nordion common share purchased during authorized open trading windows from June 22, 2010 to January 31, 2011 and for the period March 25 to April 30, 2011.  DSUs under this program were granted on January 31, 2011 to Messrs. West, Dans, Covitz, Brooks and Ashwood as part of the matching program. The market price at time of grant was C$11.45.  On April 29, 2011 additional DSUs were granted for Messrs. West, Dans, Brooks and Ashwood.  The market price at time of grant was C$11.10.  In addition, DSU dividend equivalents were issued to all NEO on all outstanding DSUs on April 1, July 5 and October 1, 2011.  The reinvested dividend value for April 1, 2011 is C$11.47, July 5, 2011 is C$10.51 and for October 1, 2011 is C$9.17 and converted to U.S. dollars.   The reinvested dividend was calculated by using the TSX five-day average closing share price up to and including the dividend date. The value of DSUs was calculated by multiplying the number of DSUs granted by the market price at time of grant plus the value of the DSU equivalents and converted to U.S. dollars.  The accounting cost for DSU grants and DSU dividend equivalents is C$8.75 (the TSX five-day average closing share price up to and including October 31, 2011).
In F2010, no share based awards were granted.

3
LTIP: In fiscal 2012 no stock options were granted to NEO.
In fiscal 2011 all NEO received a stock option grant on June 22, 2011.  The HRC Committee approved a number of options which were calculated using the TSX 30 day average closing share price from May 16 to June 14, 2011 (C$10.54).  The options vest 1/3 per year over a three-year period and expire after seven years.  The dollar value is based on the number of options multiplied by the planning share price of C$10.54 used by the HRC Committee with a Black Scholes value factor of 23.27% and converted to U.S. dollars. The Black Scholes value ratio was determined using the following assumptions:  (1) an estimated share price volatility of 31.79% (based on monthly historical share price and dividend data from March 2010 to May 2011); (2) an estimated dividend yield of 3.88%; (3) a risk free interest rate of 3.47%; and (4) the option term of 7 years. The exercise price is C$10.26.   The accounting cost is based on a share price of C$10.26 with a Black Scholes value of 17%, and converted to U.S. dollars.   Note:  in the F2011 Proxy, the dollar value in the table used a share price of C$8.75 (the October 31, 2012 closing share price) instead of the C$10.54 planning share price.  The F2011 dollar value of the options has been updated using the C$10.54 planning share price.
In fiscal 2010 all NEO received a stock option grant on July 13, 2010.  At the June 24, 2010 HRC Committee meeting the Committee initially approved the number of options which was calculated using the TSX 30 day average closing share price from May 20 to June 18, 2010 (C$8.81). The actual grant date was July 13, 2010. The HRC Committee agreed to delegate the final approval of the grant date and final number of options to be granted to the HRC Committee Chair and the Chair of the Board of Directors.  The final number of options approved was based on the TSX 30 day average closing share price from June 13 to July 12, 2010 (C$9.02).  The options granted in 2010 vest 100% after 3 years and expire after seven years.  The dollar value was based on the number of options multiplied by the planning share price of C$9.02 with a Black Scholes factor of 34% and converted to U.S. dollars.  The Black Scholes factor of 34% was selected based on input from Nordion finance and Aon Consulting.  The exercise price was C$9.65.  The accounting share price for expense purposes was $9.30, which represented the closing price of C$9.65 on July 13, 2010.

NORDION MANAGEMENT PROXY CIRCULAR

4
No long-term non-equity incentive plan compensation was provided to NEO in F2012 and F2011.
Transaction Incentive Plan:  On March 11, 2009 The Board approved a transaction incentive plan (the “TIP”) which was subsequently implemented on May 20, 2009.  The TIP was designed to motivate and retain certain executive officers of the Company and to provide further incentive to assist in the evaluation and implementation of strategic alternatives available to the Company.  Amounts payable under the TIP were based on a gross pool of $11 million U.S. representing 1% of the gross proceeds from the sale of Pharma Services Phase II-IV and Central labs in 2009 and the sale of Analytical Technologies and Pharma Services early stage operations in 2010, plus the residual enterprise value of Nordion.  80% of the incentive pool was allocated to the participants according to percentages established by the Board, and the remaining 20% was allocated among the participants under the plan at the closing of the sale at the sole discretion of the Board.  Messrs. West and Dans participated in the TIP.
Total compensation for 2010 includes the TIP payouts.  The TIP expired on April 30, 2010 with the final payout to participants on May 14, 2010.

5
The Company contributes approximately 10 to 15 percent of the total annual cash compensation as retirement contribution.    Cash compensation includes the NEO's current base salary plus the previous year's AIP payout.  See "Pension Plans" on page 38 for more details.

6
Other annual compensation consists of car allowance, financial planning and fitness membership paid during the fiscal year. In addition, premiums are included for the differential of programs not provided to other employees (Life Insurance of additional 1x salary and Accidental Death and Disability).   Differentiated benefit programs also includes Short-Term Disability (STD).  NEO are eligible for STD benefits of 100 percent of base salary for 26 weeks whereas employees are eligible for STD benefits of 75 percent of base salary for a period of 26 weeks.  No benefits were paid under the STD program in F2012.  In F2012 an Executive Health Benefit Program was introduced.
Messrs. Covitz and Brooks terminated from the Company in F2012 and received a severance payout.  The value of the severance payouts are summarized in the following table.

Name	Lump Sum Cash Severance Payment ($)	Lump Sum Cash Payment for Cost of Insurance Premiums ($)	Lump Sum Cash Payment for Legal Costs ($)	Total Severance Payout ($)
P. Covitza	450,127	5,720	1,991	457,838
K. Brooksa	429,267	5,932	995	436,194
a The vesting of Messrs. Covitz’s and Brooks’ PSUs and RSUs was accelerated and paid out as a result of terminating from the Company on October 31, 2012.  See footnote #2 for further details.
As a result of a change of control ("COC") triggered by the sale of the Analytical Technologies business, on January 29, 2010, all outstanding PSUs and RSUs vested and were paid out at the NYSE five-day average closing share price of $7.54.  Canadian NEO were paid in Canadian dollars at the foreign exchange rate of 1.06514.  Messrs. Dans, Covitz, Brooks and Ashwood received a payment for RSUs that vested on January 15, 2010 and were not related to the COC.  These RSUs were paid out at the NYSE five-day average closing share price of $7.74 up to and including January 15, 2010.  The foreign exchange rate applied to the RSUs for Canadian NEO was 1.05774.

NEO Total Compensation Cost as a Percentage of Net Income
Fiscal Year	NEO Compensation(1) ($000’s)	Net Income (Loss) ($000’s)	NEO Compensation as a Percentage of Net Income
2012	4,085	(28,869)	N/A
1
NEO Compensation is the sum of the total compensation of all NEO as reported in the Summary Compensation Table and includes salary, share-based awards (HRC Committee planning value), option-based awards (HRC Committee planning value), AIP payout, non-equity long term incentive plan payout, pension value and all other compensation.

The following table sets out the outstanding LTIP grants previously awarded to the NEO in the “Option-Based Awards” columns. The current stock market price is less than all exercise prices prior to fiscal 2012, and consequently stock options awarded prior to fiscal 2012 do not have any current value as at October 31, 2012. The table also sets out the outstanding share-based awards, PSUs and RSUs granted under the MTIP in F2012 and DSUs granted under EIP in F2011 and previous years in the “Share-Based Awards” columns.

In accordance with the SAA plan under the MTIP (described on page 33), PSUs and RSUs vest 100% upon involuntary termination.  With the approval of the HRC Committee, Messrs. Covitz’s and Brooks’ outstanding PSUs and RSUs vested 100% on October 31, 2012 (the date they terminated from the Company).  The payout amount for each of Messrs. Covitz and Brooks was $115,218, which was paid to each on December 7, 2012.  The payout amount was calculated by multiplying the number of PSUs and RSUs recorded in Messrs. Covitz’s and Brooks’ accounts maintained by the Company, by the Toronto Stock Exchange five (5) day average closing share price up to and including October 31, 2012.  The Toronto Stock Exchange five (5) day average closing share price was C$6.52 and for reporting purposes in the table below converted to U.S. dollars.  Messrs. Covitz and Brooks each had 8,876 PSUs and 8,877 RSUs.  In addition, the HRC Committee approved the continued vesting of Messrs. Covitz's and Brooks' outstanding DSUs issued in F2011 per the original grant vesting schedule (100% vesting after three years from the grant date) following their termination of employment on October 31, 2012.

The Board determines any share-based awards for the CEO and the HRC Committee approves any share-based awards which are recommended by the CEO.  Recommendations are reviewed by Aon Hewitt, the compensation consultant to the Board, and recommendations are made based on benchmarking information presented by Aon Hewitt.  Previous grants, company and individual performance, skills and expected future potential are considered when making a recommendation.  Share–based awards are valued based on the face value of the grant on October 31, 2012, without any other valuation factor.

NORDION MANAGEMENT PROXY CIRCULAR

Outstanding Share-Based Awards and Option-Based Awards
	Option-Based Awards1				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price2 ($)	Option Expiration Date3	Value of Unexercised in-the-Money Options4 ($)	Number of Shares or Units that have not Vested5 (#)	Market or Payout Value of Share-Based Awards that have not Vested 5, 6 ($)	Market or Payout Value of Vested Share-Based Awards not Paid out or Distributed7 ($)
S. West
2012 Incentive Awards	0	n/a	n/a	-	67,461	436,482	-
2011 Incentive Awards	223,000	10.21	22-Jun-18	0	31,643	204,735	-
2010 Incentive Awards	500,000	9.61	12-Jul-17	0	-	-	-
2009 Incentive Awards	0	n/a	n/a	-	-	-	-
2008 Incentive Awards	36,000	15.91	17-Jun-15	0	-	-	-
2007 Incentive Awards	30,000	21.67	19-Jun-14	0	-	-	193,464
2006 Incentive Awards	22,500	19.91	20-Dec-12	0	-	-	7,382
2005 Incentive Awards	14,000	17.67	22-Dec-14	0	-	-	-
2004 Incentive Awards	14,000	19.56	10-Dec-13	0	-	-	-
2003 Incentive Awards	15,000	18.49	31-Mar-13	0	-	-	-
P. Dans
2012 Incentive Awards	0	n/a	n/a	-	17,753	114,864	-
2011 Incentive Awards	77,300	10.21	22-Jun-18	0	15,925	103,037	-
2010 Incentive Awards	138,600	9.61	12-Jul-17	0	-	-	-
2009 Incentive Awards	0	n/a	n/a	-	-	-	-
2008 Incentive Awards	5,400	15.91	17-Jun-15	0	-	-	-
2007 Incentive Awards	2,500	20.11	13-Aug-14	0	-	-	-
P. Covitz8
2012 Incentive Awards	0	n/a	n/a	-	-	-	-
2011 Incentive Awards	55,600	$10.21	29-Jan-13	0	3,189	20,633	-
2010 Incentive Awards	103,400	$9.61	29-Jan-13	0	-	-	-
2009 Incentive Awards	0	n/a	n/a	-	-	-	-
2008 Incentive Awards	10,000 6,000	$20.41 $15.91	29-Jan-13 29-Jan-13	0	-	-	-

NORDION MANAGEMENT PROXY CIRCULAR

	Option-Based Awards1				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price2 ($)	Option Expiration Date3	Value of Unexercised in-the-Money Options4 ($)	Number of Shares or Units that have not Vested5 (#)	Market or Payout Value of Share-Based Awards that have not Vested 5, 6 ($)	Market or Payout Value of Vested Share-Based Awards not Paid out or Distributed7 ($)
K. Brooks
2012 Incentive Awards	0	n/a	n/a	-	-	-	-
2011 Incentive Awards	50,100	$10.21	29-Jan-13	0	8,394	54,310	-
2010 Incentive Awards	65,000	$9.61	29-Jan-13	0	-	-	-
2009 Incentive Awards	0	n/a	n/a	-	-	-	-
2008 Incentive Awards	6,000	$15.91	29-Jan-13	0	-	-	-
2007 Incentive Awards	4,000	$21.67	29-Jan-13	0	-	-	-
2006 Incentive Awards	5,000	$21.18	29-Jan-13	0	-	-	-
C. Ashwood
2012 Incentive Awards	0	n/a	n/a	-	15,385	99,543	-
2011 Incentive Awards	15,300	$10.21	22-Jun-18	0	5,106	33,037	-
2010 Incentive Awards	67,200	$9.61	12-Jul-17	0	-	-	-
2009 Incentive Awards	0	n/a	n/a	-	-	-	-
2008 Incentive Awards	5,000	$15.89	13-Jun-15	0	-	-	-
1
NEO must retain any Common Shares obtained through the exercise of vested stock options until the Share Ownership guidelines are achieved (after enough Common Shares are sold to cover any associated tax).

2
Options were issued in Canadian dollars and based on the TSX share prices for all years except for fiscal 2008.  In fiscal 2008 options were granted in U.S. dollars based on the NYSE share prices with the exception of a new hire grant issued to Mr. Covitz on April 15, 2008 which was issued in Canadian dollars.  The value of the Canadian option exercise prices for all years was converted to U.S. dollars using the Bank of Canada closing average exchange rate for the 2012 fiscal year.

Year of Stock Option Grant	Option Exercise Price in the Currency the Stock Options were Granted (Canadian dollars)
2011	C$10.26
2010	C$9.65
2008	C20.50: applies to Mr. Covitz's April 5, 2008 new hire option grant only.
2007	C$21.77: applies to the option grants for Messrs. West and Brooks. C$20.20: applies to the option grant for Mr. Dans.
2006	C$20.00: applies to the option grant for Mr. West. C$21.28: applies to the option grant for Mr. Brooks.
2005	C$17.75
2004	C$19.65
2003	C$18.58
3
Options are typically granted to NEO at the same time each year resulting in common expiration dates.  In accordance with the LTIP, Messrs. Covitz’s and Brooks’ options expire ninety days from October 31, 2012, their termination date.

4
Calculation is based on the number of outstanding options recorded in each NEO's account maintained by the Company and multiplied by the difference between the option exercise price and a share price of C$6.50, the closing share price on October 31, 2012 on the TSX and converted to U.S. dollars.  Where the value of the unexercised in-the-money options is less than zero, a value of zero is indicated.

5
In F2012 PSUs and RSUs were granted under the MTIP to all NEO. F2012 totals include PSUs and RSUs granted plus dividend equivalents issued on outstanding PSUs and RSUs.  PSUs vest upon performance targets being achieved by October 31, 2013 plus an additional six month service period after October 31, 2013.  RSUs vest 100% after three years from grant date. In accordance with the SAA award agreement, PSUs and RSUs vest 100% upon involuntary termination.  With the approval of the HRC Committee, Messrs. Covitz and Brooks outstanding PSUs and RSUs vested 100% on October 31, 2012 and were paid out on December 7, 2012.
In F2011 DSUs were granted under the EIP DSU Match Program to all NEO.  In fiscal 2012, DSU dividend equivalents were issued on outstanding DSUs previously granted.  Vested DSUs pay out at the time of termination.
No share units were granted in respect of fiscal 2009 and 2010.

NORDION MANAGEMENT PROXY CIRCULAR

6
Calculation is based on the closing share price of C$6.50 on the TSX at October 31, 2012, converted to U.S. dollars and multiplied by the number of outstanding unvested share based awards (PSUs, RSUs plus DSUs) recorded in each NEO’s account maintained by the Company.

7
Calculation is based on the closing share price of C$6.50 on the TSX at October 31, 2012, converted to U.S. dollars and multiplied by the number of outstanding but not paid out vested DSUs recorded in each NEO’s account maintained by the Company.

8
In 2008 Mr. Covitz received a new hire grant of 10,000 options on April 15, 2008 with a grant price of C$20.50 and expiry date of January 29, 2013.  In addition Mr. Covitz was awarded an annual grant of 6,000 options on June 17, 2008 at a grant price of $15.91 and an expiry date of January 29, 2013.

Incentive Plan Awards Value Vested or Earned During the Year

The table below provides information on the incentive plan awards that vested during fiscal 2012. For stock options issued prior to fiscal 2012, there is no value vested to report in the following table for stock options during the year as the exercise prices are well above the market share price as of October 31, 2012. None of the NEO exercised stock options in 2012.

Incentive Plan Awards - Value Vested or Earned During the Year
Name	Option Based Awards - Value Vested During the Year1 ($)	Share Based Awards - Value Vested During the Year2 ($)	Non-equity Incentive Plan Compensation - Value Earned During the Year ($)
S. West	-	9,171	-
P. Dans	-	-	-
P. Covitz	-	115,218	-
K. Brooks	-	115,218	-
C. Ashwood	-	-	-
1
No stock options were granted to NEO in F2012.
Stock options granted in F2011 vest 1/3 per year for three (3) years following the date of grant.  1/3 of the options granted in F2011 vested on June 22, 2012, for all NEO.  The number of options vested for each NEO during F2012 including the exercise price and market price on the vest date is summarized in the table below, “Number of Option Based Awards Vested During the Year”.  Nordion's share price on the vesting date was less than the option exercise price and therefore reported as a value of zero.  NEO must retain any Common Shares obtained through the exercise of vested stock options until the Share Ownership guidelines are achieved (after enough Common Shares are sold to cover any associated tax).
Stock options granted in 2010 vest 100% at the end of three (3) years after the grant date.  Upon the Change of Control triggered by the completion of AT Sale on January 29, 2010, all outstanding stock options and share units granted prior to such date fully vested.
Number of Option Based Awards Vested During the Year

Name	Option Based Awards Vested During the Year (#)	Option Exercise Price of Grants Vested During the Year ($)	Market Price of Nordion Shares on June 22, 2012 (the Date 1/3 of the Options Vested During the Year)
S. West
2011 Incentive Awards	74,333	C$10.26	C$9.56
P. Dans
2011 Incentive Awards	25,766	C$10.26	C$9.56
P. Covitz
2011 Incentive Awards	18,533	C$10.26	C$9.56
K. Brooks
2011 Incentive Awards	16,700	C$10.26	C$9.56
C. Ashwood
2011 Incentive Awards	15,300	C$10.26	C$9.56
2
 In F2012 PSUs and RSUs were granted under the SAA plan to all NEO. PSUs vest if performance targets are achieved by October 31, 2013 and include an additional six month service period after October 31, 2013.  RSUs vest 100% after three years from grant date.   In accordance with the SAA award agreement, PSUs and RSUs vest 100% upon involuntary termination.  With the approval of the HRC Committee, Messrs. Covitz's and Brooks' PSUs and RSUs fully vested upon their termination date of October 31, 2012 and were paid out on December 7, 2012.  The calculation of the PSU and RSU award payout was based on multiplying the number of PSUs and RSUs outstanding as at October 31, 2012 by C$6.52, the TSX five-day average closing share price up to and including October 31, 2012.  For reporting purposes the payout value was converted to U.S. dollars.   See the following table titled “Number of Share Based Awards Vested During the Year “ for further details on the type and number of share based awards vested during the year.

NORDION MANAGEMENT PROXY CIRCULAR

In F2011 DSUs were granted under the EIP DSU Match Program to all NEO. No DSUs issued in F2011 including the associated dividend equivalents issued in F2012 have vested.
Number of Share Based Awards Vested During the Year
Name	Type of Share Based Award Vested During the Year	Share Based Awards Vested During the Year (#)	Market Price of Nordion Shares on Vest Date (5 Day Average TSX Closing Share Price up to and Including the Vest Date) ($)	Date of Market Price
S. West
2007 Incentive Awards	DSU Dividend Equivalents	347	C$8.47	3-Jan-12
	DSU Dividend Equivalents	310	C$9.42	5-Apr-12
	DSU Dividend Equivalents	315	C$9.56	3-Jul-12
2006 Incentive Awards	DSU Dividend Equivalents	13	C$8.47	3-Jan-12
	DSU Dividend Equivalents	12	C$9.42	5-Apr-12
	DSU Dividend Equivalents	12	C$9.56	3-Jul-12
P. Covitz
2012 Incentive Awards	PSU	8,876	C$6.52	31-Oct-12
	RSU	8,877	C$6.52	31-Oct-12
K. Brooks
2012 Incentive Awards	PSU	8,876	C$6.52	31-Oct-12
	RSU	8,877	C$6.52	31-Oct-12

Employment Contracts, Termination of Employment and Other Policies

Employment Terms and Conditions are currently in place for the CEO and each of the active NEO. The contracts set out the principal terms of the employment relationship with the Company, including the individual’s overall role, the expectations of the Company around business practices including confidentiality, ethical behaviour and conflict of interest, and financial terms. In addition, the contracts detail the severance payments that will be provided on termination of employment and the consequent obligations of non-competition and non-solicitation.

Change of Control

The Company’s Change of Control (“COC”) policy applies to the CEO, the CFO and such other senior officers as approved by the HRC Committee (currently SVP level executives).  A COC includes a business combination as a result of which the shares of the Company do not represent a majority of the voting power of the surviving corporation; a sale of all or substantially all of the assets of the Company; the acquisition, directly or indirectly, by any person of 50% or more of the voting power of the securities of the Company; the determination by the Board or the HRC Committee that a COC has occurred; or the directors nominated by the Board or a committee of the Board cease to constitute the majority of the Board. The policy has a double trigger provision whereby two events must occur before it is triggered:

1)	a COC scenario; followed by either termination by the Company for just cause or termination by the executive for other than “good reason”;

2)	a COC scenario; followed by a termination by the Company for other than just cause, disability or death;

3)	termination by the Company following or in anticipation of or in preparation for a COC scenario; or

NORDION MANAGEMENT PROXY CIRCULAR

4)	a COC scenario; followed by a termination by the executive for “good reason”.

The COC policy provides severance and other benefits to the participating executives only in the latter three scenarios where the executive is terminated without cause within 24 months following a COC, terminates for good reason (as defined in the policy) within 24 months following a COC, or is terminated following, in anticipation of, or in preparation for a COC.  In such a scenario, the participating executive is entitled to, among other things:

(a)
A sum equal to such executive’s annual compensation (annual salary plus three-year-average annual incentive, plus annual allowance, plus annual retirement benefit), multiplied by a “severance multiple” of 2x for the CEO or CFO, and a multiple of 1x increasing to 2x at the second anniversary of reporting to the CEO for select Senior Vice-Presidents.

(b)	An amount equal to such executive’s average annual bonus over the last three years or such lesser period of employment.

(c)
All stock options then held by the executive shall vest, contingent upon the Change of Control and termination of the executive.  The executive shall be eligible to exercise such options until the earlier of the expiry date for each option or twelve months from the date of termination, upon approval by HRC Committee.

(d)
All other forms of real or phantom equity that have not vested shall vest, even if such awards were dependent upon the attainment of certain performance metrics, contingent upon the Change of Control and termination of the executive.  Such real or phantom equity shall be paid out within thirty days following such vesting.

The following table sets out the payments that were made or would have been made to the NEO in the event that such executive was terminated without cause or terminated for good reason on or before October 31, 2012 together with an applicable COC scenario. The actual amount of future COC payments may change as a result of timing, stock price and other factors.   In addition, twelve months of outplacement services are provided.  No value has been attributed to this benefit in the table below. The COC policy was amended in 2010 to eliminate tax gross-up payments.

Summary COC Payments1

Name	Severance Multiple	$000s
		Cash Portion2	Value of Vested Equity3	Other Benefits4	Total5
S. West	2x	2,000	845	12	2,857
P. Dans	2x	1,001	219	11	1,231
P. Covitz6	2x	n/a	n/a	n/a	n/a
K. Brooks6	2x	n/a	n/a	n/a	n/a
C. Ashwood6	2x	801	133	11	945
1
Table reflects hypothetical COC payments for Messrs. West, Dans and Ashwood, based on a hypothetical COC effective October 31, 2012.  Messrs. Covitz and Brooks received a termination payment which is disclosed in the Employment Termination Scenarios table (see page 50).

2
Cash severance is (a) a lump sum based on a multiple of cash compensation, which is defined as the sum of base salary, three-year average AIP, annual contribution to the retirement program, and the annual allowances as at termination date, plus (b)  the average AIP over the past three fiscal years.

3
Accelerated vesting of all outstanding PSUs and RSUs granted under the SAA plan plus outstanding DSUs would occur upon a COC.  Equity values include a DSU, PSU and RSU payout for all NEO and is based on the TSX five-day average closing share price up to and including October 31, 2012 of C$6.52 and converted to U.S. dollars.

4	Other benefits include the hypothetical value of the company portion of the premium for medical, dental and life insurance for the severance period.
5	Total value for termination following a change in control includes the cash portion, the equity value and the premium of medical, dental and life insurance over the severance period.
6
The severance multiple increases with length of service, from 1x initially up to a maximum of 2x when employees have reported to the CEO for 2 years.  Messrs. Covitz, Brooks and Ashwood all reached the 2x multiple on January 8, 2012.

Employment Termination Scenarios

The “Employment Termination Scenarios” table below illustrates the cash severance payments that were made or would have been made to each of the active NEO as of October 31, 2012, if such executive was terminated without cause, terminated for good reason or resigned or retired.  In addition to the cash payment, each NEO was or would have been provided with continued vesting and exercise privileges of their stock options for a period of 90 days following the termination of employment. Continued vesting and exercise privileges do not apply in situations of voluntary resignation.  As indicated previously, Messrs. Covitz and Brooks’ last day with the Company was October 31, 2012.  Their final termination payments are included under the “Termination without Cause (Involuntary)” column of the “Employment and Termination Scenarios” table.

NORDION MANAGEMENT PROXY CIRCULAR

Per the terms of the executive contracts, all amounts in termination scenarios are paid as a lump sum following termination. In addition, twelve months of outplacement services are provided. No value has been attributed to this benefit in the table below.

Employment Termination Scenarios1
Name	Resignation (Voluntary)2 ($000s)	Termination with Cause (Constructive)2 ($000s)	Termination without Cause (Involuntary)3 ($000s)	Retirement ($000s)2
S. West	201	201	2,398	201
P. Dans	0	0	1,045	0
P. Covitz	0	0	573	0
K. Brooks	0	0	552	0
C. Ashwood	0	0	473	0
1
Table reflects hypothetical termination payments for Messrs. West, Dans and Ashwood.  Messrs. Covitz and Brooks terminated from the Company on October 31, 2012.  Their final actual termination payouts are disclosed in this table.

2	Includes vested DSUs paid out at C$6.52 based on the five-day average closing share price on the TSX as at October 31, 2012 and converted to U.S. dollars.
3
Includes the Cash Portion of severance which includes current base salary, average AIP payout received over the 3 fiscal years immediately preceding the termination date, annual retirement benefits, annual allowances; the value of the Company portion of the premium for medical, dental and life insurance for the severance period; in-year AIP; the value of vested DSUs and accelerated vesting of PSUs and RSUs issued under the SAA plan.  The SAA plan provides for accelerated vesting of PSUs and RSUs in the event of involuntary termination.  HRC Committee approval is required before a final payment is made on PSUs and RSUs.  The vested DSUs, PSUs and RSUs are calculated based on the TSX five-day average closing share price of C$6.52 as at October 31, 2012 and converted to U.S. dollars.
Note: Messrs. Covitz and Brooks terminated on October 31, 2012.  The amount shown under Termination without Cause (Involuntary) is the final amount actually paid to Messrs. Covitz and Brooks.  To cover legal costs Mr. Covitz received a lump cash payment of C$2,000 less applicable taxes and withholdings and Mr. Brooks received a lump sum cash payment of C$1,000 less applicable taxes and withholdings.

Recoupment (Clawback) Policy

The HRC Committee approved a comprehensive recoupment policy at the December 4, 2008 HRC Committee meeting which was implemented in 2009. This policy provides governance in alignment with market practices. It allows for the Company to recover incentive pay and equity from an executive in certain circumstances where the executive caused or is a significant contributor to financial restatement. The policy applies to all executives who are required to sign off on this policy. All new contracts include language reflecting this policy as described below:

“If the Human Resources and Compensation Committee or any other committee appointed by the Board (the “Committee”) has determined in its sole discretion that any fraud or intentional misconduct by an Executive of the Company, any of its subsidiaries or any of its major business units (each such person, an “Executive”), was a significant contributing factor to the Company restating all or a portion of its financial statements, the Committee may direct that the Company recalculate, and, if the Committee determines it is appropriate, recover all or a portion of any cash bonus and/or any equity-based compensation awarded under any compensatory plan, program or arrangement (the “Incentive Compensation”) that was awarded to such Executive on the basis of performance during fiscal periods affected by the restatement.  The amount, if any, recoverable from such Executive shall be the amount by which the Incentive Compensation awarded exceeded the amount that would have been awarded to such Executive had the financial statements been initially filed as restated, or any greater or lesser amount that the Committee determines is appropriate.  In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law.  In addition, the Committee may terminate the Executive for just cause, authorize legal action, or take such other action to enforce the Executive’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.

The Committee shall determine in its sole discretion whether the Company shall effect any such recovery (i) by seeking repayment from the Executive, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable compensatory plan, program or arrangement) the amounts that would otherwise be payable to the Executive under any compensatory plan, program or arrangement maintained by the Company or of any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of equity-based compensation awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.”

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The objectives behind implementing recoupment provisions in the plans are to allow the Company to recover incentive pay and equity from an executive in certain circumstances and to outline potential consequences of intentional financial wrongdoing.  Recoupment may be applied in the following scenarios:

•	In the event of misconduct leading to a corporate financial restatement including both cash and equity incentive awards. This is applicable to the CEO or CFO and other NEO.

•
Change In Control – In the event that an executive breaches any of the restrictive covenants contained in any non-competition and non-disclosure agreement that he/she executed with the Company, the Company will, at its discretion, take whatever steps are required to recover the lump sum severance payment and equity payments. In addition, all outstanding stock options will be immediately cancelled.

•
MTIP – In circumstances where the actions of the participant occurred prior to the vesting date, but were not discovered until after such date, the participant is required to re-pay to the Company an amount equal to payments previously made or the aggregate fair market value of shares.

•
Executive Contracts (Termination) – In the event an executive breaches any of the restrictive covenants contained in the Employee Non-Competition, Non-Disclosure or Non-Solicitation terms, they will immediately forfeit all outstanding severance payments and outstanding options will be immediately cancelled.

Share Ownership Requirements

The Company introduced revised Share Ownership Guidelines in 2010 for the CEO and his Direct Reports. The objective of the share ownership guidelines is to encourage such executives who have direct or oversight responsibility for the Company’s overall performance to accumulate a meaningful ownership stake in the Company’s Common Shares, to foster an ownership culture and to align their long-term interests with those of other Company shareholders. The minimum shareholding requirements are 2x base salary for the CEO; 1.5x base salary for the CFO and 1x base salary for his other Direct Reports. Included towards the share ownership guidelines are Common Shares, DSUs and RSUs. The CEO and Direct Reports must retain any Common Shares obtained through the exercise of vested stock options until the guidelines are achieved (after enough Common Shares are sold to cover any associated tax).

The CEO and his executive Direct Reports are allowed a period of five years from the date of policy implementation in 2010, or the date of hire/promotion if later, in which to accumulate the required level of share ownership. The HRC Committee monitors the level of share ownership on an annual basis. The following table sets out the number of Common Shares, DSUs and RSUs held by the CEO and the NEO, the total at-risk value of such holdings, share ownership guidelines and requirements for such officers and the current status.

The Share Ownership Guidelines were amended in fiscal 2011 to reflect the exclusion of PSUs from counting towards Share Ownership guidelines.  In addition, at that time a hedging policy was introduced that was consistent with Nordion’s Insider Trading Policy.  The NEO are not permitted to purchase financial instruments designed to hedge or offset any decrease in market value of Nordion securities.  In addition, the NEO are, pursuant to the Insider Trading Policy, strictly prohibited at any time from trading in derivative securities of the Company.

Share Ownership in Respect of Fiscal Year-Ended October 31, 2012
Executive	Common Shares1	RSUs/DSUs	Total Share Ownership2	Total Value of Current Share Ownership3	Share Ownership Guideline	Share Ownership Requirement4	Target Date Share Ownership to Be Met5
	(#)	(#)	(#)	($)		($)	(06/22/2015)
S. West	29,800	96,415	126,215	1,317,914	2 x	928,605	Achieved
P. Dans	21,275	24,802	46,077	481,125	1.5 x	429,213	Achieved
P. Covitz	6,000	12,066	18,066	188,642	1 x	288,382	Was in Progress
K. Brooks	10,453	17,271	27,724	289,488	1 x	254,120	Achieved
C. Ashwood	7,948	12,799	20,747	216,640	1 x	226,920	On Target to Achieve
1	Includes shares acquired through Company programs such as ESOP.
2	Includes sum of Common shares, RSUs, DSUs and dividend equivalents.
3	Based on the highest share price for the six-month period ending October 31, 2012 of C$10.49 and converted to U.S. dollars.
4	In accordance with the Nordion Share Ownership Guidelines, the share ownership requirement is based on the NEO's three-year average salary as at October 31, 2012.
5	NEO have five years to achieve the required level of share ownership. NEO may only purchase shares within approved trading windows.

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Section 4:        Corporate Governance Policies and Practices

Strong, effective corporate governance is a necessary foundation to high performance and to shareholder confidence and has been and remains a key commitment at Nordion.

Board effectiveness is a combination of membership, commitment and structure; and individual director effectiveness is a combination of competence, behaviour and independence. In developing and maintaining Nordion’s Corporate Governance Guidelines and Practices, the Board and the EHS&G Committee carefully consider all of these criteria.

The Company’s Corporate Governance Guidelines and Practices adopted by the Board in 2004, reviewed annually and most recently amended in 2010, may be found on the Company website at www.nordion.com in the Corporate Governance section, under Guidelines & Practices.

The guidelines and practices which are referred to above deal with a variety of matters including board size, independence, board and committee meetings, management succession and development, directors resignations (including in circumstances where a director fails to obtain a majority of the votes for his or her election) and Board and shareholder communication.

Changes in Fiscal 2012

On September 9, 2012 Jeff Brown was appointed to the Board.

Regulators and Good Governance Organizations

As a company listed on both the Toronto and New York stock exchanges, Nordion is subject to various Canadian and U.S. legislation, rules, regulations and standards related to governance practices. In addition, organizations such as the Canadian Coalition for Good Governance (“CCGG”), Institutional Shareholder Services (“ISS”), and other similar organizations and a number of institutional shareholders publish what they consider to be best practices in corporate governance. The Company, through the EHS&G Committee, reviews on a regular basis legislative and regulatory requirements as well as the best practice recommendations of these organizations and shareholders in establishing governance practices which it believes will best serve the Company and its shareholders. Schedule B to this Circular outlines Nordion’s governance practices in relation to the requirement of National Instrument 58-101 Disclosure of Governance Practices adopted by the Canadian Securities Administrators. The governance practices in Canada are fundamentally similar to overall U.S. legislative or regulatory governance practices except for certain recent governance provisions of the U.S. Dodd Frank legislation which currently do not apply to the Company.

Set out below are certain key governance practices that are, in the Company’s view, essential in creating a board and committees that can function independently and effectively and add significant value to the Company.

Board Membership, Independence and Alignment

The Company believes that a strong and independent board with a variety of relevant skill sets is fundamental to assisting the Company in developing and meeting its strategic objectives. All the proposed nominees to the Board, other than the CEO, are independent; their sole relationship with the Company being as members of the Board, committees or advisory boards, and as shareholders.

Brief biographies of the proposed nominees to the Board setting out both their experience and areas of expertise and listing their affiliations and directorships are included earlier in this Circular and on the Company’s website at www.nordion.com. The biographies describe the collective breadth, scope and diversity of the Board, which is essential to the Company and its global operations and evolving needs. During fiscal 2012, as noted earlier, Jeff Brown joined the Board. Each of the nominees brings additional skills and experience relevant to Nordion’s business.

The EHS&G Committee, which reviews Board composition on a regular basis, has established criteria and an evergreen list of potential Board nominees is maintained by the Company, based upon its current and future needs. The EHS&G Committee utilizes both internal and external resources to populate the list of potential Board nominees.

In fiscal 2011 the Board adopted a policy that it will ask the CEO to resign from the Board when he/she retires, or after an appropriate transition period.

Chair

William Anderson, Non-Executive Chair of the Board, meets all applicable independence standards. Mr. Anderson reports to the Board and to the shareholders. As the Chair of the Board, he is charged with the responsibility of leading the Board and organizing it to function in partnership with, but independently of, management in order to facilitate the achievement of the strategic goals of the Company, including maximizing shareholder value.  Mr. Anderson is also charged with providing appropriate oversight of the management of the ongoing business and affairs of Nordion, and fostering and supporting ethical and responsible decision making.

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His general duties include taking a leadership role in setting the tone and culture for effective and transparent dialogue and decision making at the Board, as well as working with the Chair of the EHS&G Committee and the CEO to develop a board composition that reflects the quality, skills and competencies needed to meet the needs of the Company and its stakeholders.  The Chair’s specific goals and objectives are established and approved annually by the Board on the recommendation of the EHS&G Committee.  The goals and objectives are discussed and monitored regularly during the year and evaluated at year-end as part of the Chair’s annual assessment. In camera non-executive sessions of the Board are scheduled at the end of every Board and committee meeting.  Mr. Anderson is invited to attend the meetings of all current committees as Chair of the Board.

Director Ownership Requirement

All independent directors have an equity interest in the Company through ownership of shares and/or DSUs.  To align the interests of directors with those of shareholders, the Board has established guidelines providing for each independent director to own shares or DSUs in the Company with a value of not less than 5x his/her annual retainer.  Directors are given three years to accumulate such ownership position.  To the extent the annual retainer is increased from time to time, directors are given three years from the date of such increase to accumulate any additional share ownership required in respect of such increase. As at October 31, 2012, six of the eight nominees, who are independent directors, owned shares and/or DSUs in the Company which exceed the established guidelines. William Anderson, who became Chair in January 2010, is expected to achieve his minimum share ownership requirement by the third quarter of fiscal 2013.  Mr. Brown, who joined the Board on September 9, 2012, has until 2015 to meet his minimum ownership guidelines.  Mr. West, the CEO, who joined the Board on January 8, 2010, has met his share ownership requirements.

In addition, as of the date of this Circular, five of the eight nominees who are independent directors are receiving all of their compensation in DSUs.

Board Orientation and Continuing Education

In order to improve new directors’ understanding of the business and more quickly and effectively utilize their capability in respect of the businesses, they are introduced to the various operations of the Company through a comprehensive initial orientation program, including meetings with the Chair, the CEO and senior executives of the Company, review of strategic and business plans, and site visits of the principal business operations.  In 2010 the board orientation program was revised to reflect the sale of the Company’s other businesses and the focus on the Nordion operations.

In addition, with respect to director education, the Board holds meetings related to the Company’s segments during the year, at which management review with the Board their strategies, business plans, opportunities and risks, and the Board has the opportunity of meeting and interacting with a broader range of the Company’s employees.  The Board regularly receives relevant articles, reports and other papers regarding the global health sciences market and the Company’s particular segments, strategy and governance. In addition, periodic presentations from outside consultants and specialists, related to industry trends, markets and the Company’s position and opportunities in such markets are made to the Board.  Each director is also entitled and encouraged, with the approval of the Chair of the EHS&G, to attend one educational seminar or program of his or her choice and relevant to his or her duties, with the Company funding a proportion of the cost.  See also Strategic Planning and Risk Management on page 54.

Board and Committee Evaluation

The Company has established a comprehensive program to evaluate both governance practices and Board and committee effectiveness.

In fiscal 2012, the Board followed the following processes: a full Board effectiveness evaluation; individual committee evaluations; an evaluation of the Board Chair with feedback to the Chair of the EHS&G Committee; evaluations of committee Chairs; input from each director to the Board Chair regarding constructive feedback for fellow directors; and a formal itemization and follow-up from these processes regarding action items identified and tracked for the ensuing year, all in the interest of continuous improvement of the effectiveness of the Board.

The objective of these reviews is to contribute to a process of continuous improvement in the governance practices and in the Chair's, Board's and Committees’ execution of their respective responsibilities.   It is expected that the result of such reviews shall be to identify any areas where the Directors believe the governance practices can be improved or where the Directors and/or management believe that the Chair, the Board collectively, or a member of the Board, could make a greater contribution to the Company.  Items identified through this process as requiring improvement become an accountability of senior management and/or the Chair, Board, Board member or Committee, and regular monitoring and progress reports provided to the EHS & Governance Committee are required.

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Term and Tenure

The Company has established guidelines on both term and normal retirement age of directors. Subject to both annual performance review and election by the shareholders, Board members should anticipate serving for an initial period of three years.  Thereafter, tenure is based upon a member’s continuing performance, the ongoing needs of the Company, and annual election by the shareholders. Term may not however exceed 15 years as discussed earlier.  The normal retirement age for Board members is 70; however, in unique circumstances, the committee has discretion to invite a member to continue on the Board beyond the normal retirement age and term.  The Company’s Corporate Governance Guidelines & Practices also set out various instances in which a director is expected to tender his or her resignation from the Board.  In fiscal 2011, the Board adopted a policy to disclose the results of shareholder elections by director.

Director Independence

It is the objective of the Board that all non-employee directors meet the criteria for independence required by all applicable regulatory bodies and relevant stock exchanges.  Only those directors who the Board affirmatively determines have no material relationship with the Company and who meet the additional qualifications prescribed under the New York Stock Exchange rules and other applicable regulatory and/or statutory requirements will be considered independent.  In addition, the Company’s Corporate Governance Guidelines & Practices require that members of the F&A Committee also satisfy applicable regulatory and/or statutory independence requirements for membership on the audit committee including the National Instrument 52-110 Audit Committees and the Sarbanes-Oxley Act of 2002.

Each Board and F&A Committee member is required to complete an independence questionnaire and update such questionnaire if circumstances change during the year.

Based upon the information provided by the directors in such questionnaires, the Board has determined that all existing directors and proposed nominees, other than Mr. West, are independent under all of the requisite regulatory and statutory criteria.

Meetings of the Board

The Board continued to meet actively in fiscal 2012. There were sixteen (16) Board meetings, nine (9) by way of teleconference.

Executive Sessions of Independent Directors

The independent Directors of the Board meet at the end of each meeting of the Board and the Board committees and at such other times as determined by the Chair, without Management present.

Strategic Planning

The Company generally holds an annual one-day meeting, involving the Board and senior management, devoted to the development and approval of the Company’s strategic plan, and a meeting devoted primarily to the Company’s annual business plan.  The Board is actively involved on an ongoing basis throughout the year in reviewing progress on such plans as well as reviewing and approving strategic investments.  The Board is also updated regularly throughout the year on progress against annual business plans as well as on issues which might affect business plan performance.

Risk Management

The Board plays a significant oversight role in risk management.  Management reviews the Company’s overall Enterprise Risk Management program and reports to the Board on the Program’s effectiveness on an annual basis.  In addition, on a quarterly basis, the Board is provided with a summary of the Company’s key strategic, compliance, operational and financial risks as well as any material changes in the status of such risks.  The summary provided to the Board outlines the risk category, a description of the risk, the level of risk, the trend versus the prior quarter, mitigation strategies, status and responsibility.  Identified risks are supported by a more detailed action plan.  Monitoring key risks is also part of a regular monthly operating review. The Company also has a Risk Council comprised of senior functional leaders.  The Risk Council members act as key liaisons with individuals responsible for mitigation of the risk. The senior management team annually reviews the Enterprise Risk Management Program, the key risks and process with a view to continuous improvement and input from both Board members and outside professionals on both the effectiveness of and ways to improve the program.

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Shareholder Communications

Nordion has an established a Disclosure Policy and a Disclosure Committee.  The Disclosure Committee currently consists of the following members: the CFO; Senior Vice President & General Counsel; Vice-President, Public & Government Relations; Vice-President, Finance & Corporate Controller; Vice-President, Financial Planning and Analysis; and the Director, Investor Relations.  The Chief Executive Officer is an ex officio member.

The principal objective of the Disclosure Policy is to establish a clear and effective process to provide factual, timely, accurate, balanced and non-selective disclosure of material information to all of the Company’s stakeholders. The Disclosure Committee, or certain designated members, review and, where appropriate, approve or recommend approval to the Board or relevant standing committee all material external communications, including press releases.

In addition, the Board reviews and approves this Circular, the Annual Information Form and the annual financial reports and management’s discussion and analysis and corresponding press release.  The F&A Committee reviews and approves interim financial reports, interim management’s discussion and analysis and corresponding press releases.  The CEO, CFO, directors, Investor Relations and other representatives of the Company hold quarterly conference calls with respect to quarterly and annual results. All shareholders have the ability to listen through a live audio webcast. These conference calls and investor conference presentations are also made available for a reasonable period in archived format on the Nordion website.

Nordion’s Communications and Investor Relations groups provide regular information on Nordion activities to the media, analysts, investors and other interested parties by organizing meetings, presentations and press releases and by maintaining the Company’s website. In this manner, Nordion is able not only to communicate developments on a timely basis to its stakeholders but also to receive and respond to concerns or recommendations.

Additional Information

Current stock prices, financial statements and MD&A, recent press releases and annual reports are accessible on the Nordion website at www.nordion.com, or by contacting Nordion by mail at Nordion Inc. ATTN: Director, Investor Relations, 447 March Road,  Ottawa, Ontario, K2X 1X8, Canada; by phone at 613-595-4580; or by e-mail at investor.relations@nordion.com.

Further information relating to the Company can also be found at www.sedar.com and www.sec.gov. In addition, shareholders can contact the Company’s transfer agent in Canada, CIBC Mellon Trust Company, by mail at P.O. Box 700, Station B, Montreal, Quebec, H3B 3K3 Canada; by calling their answer line at 1-800-387-0825 or 416-643-5500; or by e-mail at inquiries@canstockta.com.

Financial information is provided in the Company’s comparative annual financial statements and MD&A for the year ended October 31, 2012, which are available at www.sedar.com, www.sec.gov or www.nordion.com.

The Board’s Duties and Responsibilities

Under the Company’s governing statute, the Canada Business Corporations Act, the Board has the statutory duty to manage or supervise the management of the business and affairs of the Company. In carrying out such duties, each director is required to act honestly and in good faith with a view to the best interests of the Company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors are also given the right to delegate certain of their duties and responsibilities to committees of the Board. Directors are required to approve the Company’s Global Business Practice Standards (the “Business Standards”) and confirm annually that they will abide by such standards in carrying out their duties. As part of those Business Standards, directors are required to disclose the nature and extent of any personal interest in any material contract or transaction made or proposed by the Company.  A copy of the Business Standards is available at www.nordion.com.

The principal duties and responsibilities which have been retained by the Board and not delegated to a committee include contributing to the formulation and approval of strategic plans; approving the annual financial statements of the Company; obtaining reasonable assurance as to the adequacy of the internal controls and management systems; approving all significant Company transactions; appointing the Chair, CEO, CFO and Direct Reports and planning for their succession on the recommendation of the HRC Committee; overseeing the identification of the principal risks and the implementation of appropriate processes and systems to manage such risks; and reviewing and approving key policies developed by management around ethical conduct, compliance, and practices. A complete description of the Board’s mandate, which is reviewed annually, is set out on the Company’s website at www.nordion.com, under Corporate Governance, Board and Committee Charters.

The Committees

The Board does not have an executive committee but has created, and delegated some of its duties to, four standing committees of the Board: the F&A Committee; the HRC Committee; the EHS&G Committee; and the Technology Committee. Each of the standing committees has a written charter, which sets out its principal duties and responsibilities, including the duties and responsibilities of the committee Chair, all of which are reviewed annually. A complete description of the charter of each of the committees is set out on the Company’s website at www.nordion.com, under Corporate Governance, Board and Committee Charters.

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All standing committees, other than the Technology Committee, are comprised entirely of independent directors. Steven West, the Company’s CEO, is a member of the Technology Committee.

In the case of the F&A Committee, the Board has determined that all of its members qualify as both financially literate and as audit committee financial experts as currently defined under applicable regulatory criteria. The Board’s determination that certain members of the F&A Committee qualify as audit committee financial experts does not impose greater duties, obligations or liabilities on such members, nor does it affect the duties, obligations or liabilities of other members of the F&A Committee or the Board.

The composition of each standing committee is reviewed annually and, where appropriate, changes are made to obtain fresh ideas while preserving continuity of experience and knowledge.

The composition and qualifications of the F&A Committee members and the committee charter are disclosed in Section 11 and Schedule A of the Company’s Annual Information Form, which can be found on the Company’s website or at www.sedar.com, or in the Company’s Form 40-F, which can be found at www.sec.gov.

In addition to the standing committees, the Board appoints from time to time ad hoc committees of the Board to carry out specific projects. Currently there are two such ad hoc committees, one for matters related to the AECL arbitration and litigation, and one relating to our Global Business Practice Standards. Depending upon the time commitment, directors are provided additional compensation either in the form of cash or DSUs for acting on such ad hoc committees. As well, in camera sessions are held at all in-person committee meetings.

Trading in Company Securities

The Company has established blackout periods during which securities of the Company cannot be traded by insiders of the Company, including directors and senior officers. There are no separate blackout periods related to non-insider participants of the Company’s equity compensation plans. In addition, from time to time when the Company is engaged in material undisclosed activities, it may formally impose additional blackout periods on employees who are involved in or have knowledge of such transactions. These blackout periods apply to all securities whether held directly or in any equity compensation plan.

The Company’s Insider Trading Policy requires insiders to notify the office of the General Counsel prior to any trading in the Company’s securities, and strictly prohibits the trading in derivative securities of the Company at any time.

Under National Instrument 55-104 Insider Reporting Requirements and Exemptions, directors and certain senior officers of the Company are required to report any trading in securities of the Company within five days of completing any trade.

Equity Compensation Plans

The Company’s Stock Option Plan is available to all employees and other persons providing services to the Company on an ongoing basis, other than non-employee members of the Board; it provides for the grant to participants of options to purchase a specified number of shares at an exercise price defined in the plan.

The Company’s Employee Share Ownership Plan, available to all employees, provides for purchase of shares of the Company on the open market and has been approved by the Board and the Toronto Stock Exchange.

No other compensation plans currently provide for the issuance of or right to purchase Company shares.

Business Conduct and Ethics

The Company’s business conduct and ethics are embodied in its core values of mutual trust, genuine concern and respect for people, integrity and commitment to excellence. At Nordion, ethical behaviour is everyone’s responsibility, and not simply that of specified groups or individuals, with leadership in this regard from the Board, the CEO and senior management. The Company has established policies governing such areas as employment and business practices (including sales and marketing), personal conduct, insider trading and conflicts of interest. These policies have been consolidated into the Business Standards. The Business Standards are reviewed on a regular basis and amended as required. The Standards apply to all employees, members of the Board and third party service providers. On joining the Company each employee or director is required to review and commit to the Business Standards by signing a pledge or completing required training. Annual re-enforcement of the Business Standards is effected in a variety of ways including online testing, renewal of the pledge or completing required training. The Business Standards also encourage employees to seek advice on or report concerns about breaches or potential breaches of the standards without fear of retribution. The Business Standards include a number of available resources for employees and others, including a fully outsourced Integrity Alert line for those wishing anonymity.

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Employees are also able to reach out with questions or concerns to the CEO through an internal web-based site.

In addition to the Business Standards, the Company has a separate Financial Code of Ethics, which applies to the CEO, the CFO and all members of the financial management of the Company and its affiliates. The Financial Code of Ethics complements the Business Standards by addressing issues of particular importance and concern to employees involved in the finance function. Our Business Standards are available in the Corporate Governance section of our website at www.nordion.com under Global Business Practices. The Business Standards are also available to shareholders on request from Investor Relations, Nordion Inc., 447 March Road, Ottawa, Ontario, K2X 1X8, Canada; by phone at 613-595-4580; or by e-mail at investor.relations@nordion.com.

Nominating Committee Process

The Company’s current governance guidelines and practices address a number of the disclosure rules including the requirement for a nominating committee, a nominating committee charter, and confirmation as to the independence of the committee’s members under applicable listing standards.

In considering nominees for the Board, the EHS&G Committee reviews the composition of the Board on a regular basis, taking into account a number of factors, including the evolving needs of the Company, the breadth and depth of experience of the Board members, as well as retirement age, diversity, fit and other factors. Currently such experience includes global operations, financial, strategy, capital markets, technology, life sciences, scientific, medical, sales and marketing, government, governance and human resources. Potential nominees for the Board currently come from a number of sources including recommendations by existing independent Board members, senior management and outside search firms.

All proposed candidates are interviewed by a number of members of the Board, including the Chair of the Board and the Chair of the EHS&G Committee.  Meetings are also arranged with the Chief Executive Officer and certain other members of the senior management team. A final decision as to whether a candidate will be proposed to the shareholders as a nominee is made by the Board.

In addition, under the provisions of the Canada Business Corporations Act, shareholders who represent in the aggregate 5% or more of the Company’s shares, have held the shares for at least six months, and wish to nominate an individual for election to the Board are entitled to do so by way of a shareholder proposal. Such proposal must be received by the Company at least 90 days before the anniversary date of this Notice, by October 30, 2013. The Company believes that the current statutory rights provided to the shareholders adequately address the rights of shareholders to nominate directors.

Shareholder Communications with the Board

The Board has approved a policy by which shareholders and other interested parties may communicate directly with the Board or the independent directors. All communications should be in writing and should be directed to the Company’s Chair or Corporate Secretary at Nordion Inc., 447 March Road, Ottawa, Ontario, K2K 1X8, or by e-mail to legal@nordion.com. The sender should indicate in the address whether it is intended for the entire Board, the independent directors as a group, or an individual director. Each communication intended for the Board or independent directors received by the Chair or Corporate Secretary will be forwarded to the intended recipients subject to compliance with instructions from the Board in effect from time to time concerning the treatment of inappropriate communications.

It is also understood that there may be occasions when a shareholder may wish to meet with representatives of the Board and the policy of the Board on shareholder communications provides for this.

Overall Approach

The Board and senior management believe that the Company’s current governance practices are appropriate and comply in all material respects with all requisite regulatory and statutory requirements, including National Policy 58-201 Corporate Governance Guidelines, the corporate governances rules of the New York Stock Exchange and the applicable Canadian or U.S. corporate and securities rules and regulations, including the provisions of the Canada Business Corporations Act and the applicable provisions of the U.S. Sarbanes-Oxley Act. In addition, where considered appropriate, the Company has considered and adopted the recommended best practices of CCGG, ISS and similar organizations. To the extent there are differences between the Canadian and U.S. governance requirements applicable to the Company (and the U.S. requirements so allow), the Company has generally decided to follow the Canadian requirements. The Company does not consider any such differences to be material.

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Section 5:        General and Additional Information

Indebtedness of Directors and Officers

The Company has a policy that prohibits the granting of any personal loans to directors, officers or employees. As such, as at the date hereof, there was no indebtedness of current and former directors and officers and employees of the Company and its subsidiaries, whether entered into in connection with the purchase of Common Shares or otherwise.

Interests of Certain Persons on Matters to be Acted Upon

Other than as described herein, no person who has been a director or executive officer of the Company at any time since the beginning of the last financial year of the Company, no proposed nominee for election as director of the Company and no associate or affiliate of any of the foregoing persons has or had any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon other than as disclosed herein.

Interest of Informed Persons in Material Transactions

No informed persons of the Company, proposed director, or any associate or affiliate of any informed person or proposed director has any material interest, direct or indirect, in any transaction in the last fiscal year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

Additional Information

Further information relating to the Company can also be found at www.sedar.com and www.sec.gov. In addition, shareholders can contact the Company’s transfer agent in Canada, CIBC Mellon Trust Company, by mail at P.O. Box 700, Station B, Montreal, Quebec, H3B 3K3 Canada; by calling their answer line at 1-800-387-0825 or 416-643-5500; or by e-mail at inquiries@canstockta.com.

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Approval by Directors

The Board of Directors of the Company approved the contents of this Circular and authorized it to be sent to each shareholder who is eligible to receive notice of, and vote his or her shares at, our Annual Shareholder Meeting, as well as to each director and to the Company’s auditors.

Peter Dans

Chief Financial Officer

January 25, 2013

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Schedule A:                         Statement of Governance Practices

The following table describes the Company’s current corporate governance practices in accordance with the requirements of the Ontario Securities Commission National Instrument 58-101, Disclosure of Corporate Governance Practices.

Disclosure Requirement Under Form 58-101F1	Nordion Compliance	Comments
1.	Board of Directors
	(a)	Disclose the identity of directors who are independent.	Yes
The Board has determined that all of the directors of the Company with the exception of Mr. West are independent. See disclosure under the Director Independence section of this Management Proxy Circular. In addition, all of the standing committees of the Board, with the exception of the Technology Committee, are composed entirely of independent directors.

	(b)	Disclose the identity of directors who are not independent, and describe the basis for that determination.	Yes	See disclosure under the Director Independence section of this Management Proxy Circular.
(c)
Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors (the “board”) does to facilitate its exercise of independent judgment in carrying out its responsibilities.
			Yes	All director nominees, with the exception of the President & CEO of the Company, are independent.
	(d)	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.	Yes	Such other directorships have been disclosed in the Election of Directors section of this Management Proxy Circular.
(e)
Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.
			Yes	In camera non-executive sessions of the Board are scheduled at the end of all Board and committee meetings

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Disclosure Requirement Under Form 58-101F1	Nordion Compliance	Comments
(f)
Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.
Yes
William Anderson is the independent Chair of the Company
Terms of Reference for the Non-Executive Board Chair have been developed and approved by the Board and can be found in the Company’s website at www.nordion.com, in the Corporate Governance section. Among other things, the Board Chair is expected to:
1.     lead the Board and organize it to function in partnership with but independently of management so as to facilitate the achievement of the goals of the Company including sustainable growth and maximizing shareholder value; provide appropriate oversight of management and the ongoing business and affairs of Nordion; and foster and support ethical and responsible decision making;
2.     consult both collectively and individually with all members of the Board, when necessary, to maximize the contribution of individual directors and performance of the Board and each of its committees as a whole;
3.    in concert with the Chair of the HRC Committee, review and assess the performance of the Chief Executive Officer and lead the process to recommend the Chief Executive Officer for appointment by the Board; and
4.     set the tone and culture for effective and transparent dialogue and decision making by the Board.

	(g) Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year.	Yes
Attendance records are fully disclosed in the Election of Directors section of this Management Proxy Circular. Pursuant to the Company’s Corporate Governance Guidelines and Practices, directors are expected to attend all meetings of the Board and the committees upon which they serve, to come to such meetings fully prepared, and to remain in attendance for the duration of the meeting. Where a director’s absence from a meeting is unavoidable, the director should, as soon as practicable after the meeting, contact the Board Chair; the committee Chair; the CEO; the CFO; the Executive Vice-President, Corporate Development & General Counsel; or the Corporate Secretary for a briefing on the substantive elements of the meeting.

2.	Board Mandate
	Disclose the text of the board’s written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.	Yes	The Board’s Charter is attached to this Management Proxy Circular as Schedule C.
3.	Position Descriptions
(a)
Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.
Yes
A position description for the Board Chair and each Board committee Chair, which is attached to the relevant Board committee Charter, has been developed and approved by the Board and can be found on the Company’s website at www.nordion.com.

(b)
Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.
Yes
A written position description for the Chief Executive Officer has been developed and approved by the Board.
The CEO reports to the Board and has general responsibility and authority to manage the overall business and affairs of the Company. Among other things, the CEO is expected to:

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Disclosure Requirement Under Form 58-101F1	Nordion Compliance	Comments

1.     foster a culture that promotes ethical practices and personal integrity;
2.    develop and recommend, in conjunction with senior management, the strategic direction and plan for the Company;
3.     oversee, in conjunction with the Board where appropriate, the effective implementation of the strategic plan by senior management of the Company;
4.    develop and recommend, in conjunction with senior management, the annual business plans of the major divisions, subsidiaries or business units of the Company and the material processes established by the Company to meet the financial and other objectives set forth in such plans;
5.     review and oversee, in conjunction with the Board and senior management, effective implementation of all material processes established by the Company to manage and mitigate risk, financial affairs and performance of the Company;
6.    review and oversee, in conjunction with the Board and senior management, an active and effective succession program at the senior management level of the Company; and
7.    carry out specific accountabilities and responsibilities assigned annually or from time to time by the Board.

4.	Orientation and Continuing Education
(a)
Briefly describe what measures the board takes to orient new directors regarding (i) the role of the board, its committees and its directors, and (ii) the nature and operation of the issuer’s business.
Yes
All new Board members are provided with a comprehensive orientation and education program. In addition, each director is entitled and encouraged to attend one educational seminar or program, relevant to their duties, of his or her choice with the Company funding a portion of the cost. See Board Orientation and Continuing Education.

(b)
Briefly describe what measures, if any, the board takes to provide continuing education for its directors.  If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.
Yes
The Board holds meetings each year, at which management reviews with the Board its strategies, business plans, opportunities and risks. The Board also regularly receives relevant articles, reports and other papers on the life sciences market and the Company’s particular businesses, strategy and governance, as well as periodic presentations from outside consultants and specialists related to industry trends, markets and the Company’s position and opportunities in such markets.  Each director is also entitled and encouraged, with the approval of the Chair of the EHS&G Committee, to attend one educational seminar or program of his or her choice, relevant to his or her duties, with the Company funding a proportion of the cost.

5.	Ethical Business Conduct
	(a) Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code:	Yes
The Company has comprehensive Global Business Practice Standards (the “Business Standards”); see Business Conduct and Ethics. In addition, the Company has adopted a Financial Code of Ethics to supplement the Business Standards; see Business Conduct and Ethics.

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Disclosure Requirement Under Form 58-101F1	Nordion Compliance	Comments
		(i) disclose how a person or company may obtain a copy of the code;	Yes	The Business Standards are posted on the Company’s website at www.nordion.com, in the Corporate Governance section.
		(ii) describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code; and	Yes
The F&A Committee receives quarterly reports from the Chief Privacy Officer as to renewals of Practice Standards as well as any reported issues, whether through the anonymous toll-free hotline or otherwise.

(iii)      provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.
Yes
To the Company’s knowledge there has been no conduct by our executive officers or directors that constitutes departure from the Business Standards or Financial Code in the 2012 fiscal year and, accordingly, the filing of material change reports related thereto has not been required.

(b)
Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.
Yes
The Company’s Business Standards are clear concerning the requirement to remain free of conflicts of interest.  All directors and officers are bound and have agreed to abide by such standards. This is reviewed annually. In addition, a director who has a conflict of interest regarding any particular matter under consideration must advise the Board and abstain from voting on the matter, and depending on the nature of the conflict, refrain from discussions relating to the matter.

	(c)	Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.	Yes
The Business Standards were distributed to all employees starting in July 2004. Beginning in late 2006, the Company adopted an annual on-line renewal process.  In addition, annual on-line training and guidance is provided to employees.

6.	Nomination of Directors
	(a)	Describe the process by which the board identifies new candidates for board nomination.	Yes
The EHS&G Committee evaluates and recommends nominees for the Board in consultation with the Chairman and the CEO. The EHS&G Committee regularly reviews the composition of the Board to determine what additional competencies, skills and personal qualities might be added to the Board with regard to the Company’s evolving needs. Criteria include a successful record in senior management of global businesses, including operations, financial, strategy, capital markets, technology, life sciences, sales and marketing, government, governance, human resources, medical and/or scientific expertise. The Company maintains an evergreen list of potential candidates based on its specific needs, which is developed both internally and with outside assistance.

(b)
Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.
			Yes	The EHS&G Committee is composed entirely of independent Board members.

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Disclosure Requirement Under Form 58-101F1	Nordion Compliance	Comments
	(c)	If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.	Yes
The responsibilities, powers and operation of the EHS&G Committee are set out in its charter, which is available on the Company’s website at www.nordion.com, in the Corporate Governance section.  The EHS&G Committee is responsible for all matters relating to corporate governance practices, director recruitment, director orientation and continuing education, and for the regular evaluation of the Board and its committees.

7.	Compensation
	(a)	Describe the process by which the board determines the compensation for the issuer’s directors and officers.	Yes
Director and officer compensation is established based on comparator and peer groups and on the advice of an external independent consultant. Please refer to Directors’ Remuneration and Statement of Executive Compensation.

(b)
Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.
			Yes	The HRC Committee is composed entirely of independent Board members.
	(c)	If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.	Yes
The responsibilities, powers and operation of the HRC Committee are set out in its charter, which is available on the Company’s website at www.nordion.com, in the Corporate Governance section. The HRC Committee is responsible, in consultation with management, for all matters relating to compensation philosophy and practices; management development and succession; and board and senior management compensation.

8.	Other Board Committees
		If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.	Yes
In addition to the F&A Committee and HRC Committee, there are also:
(i)    a Technology Committee which provides oversight of, and counsel on, matters relating to technology and innovation; acts as a liaison between the board and the Company’s R&D organization; enhances the flow and maximizes the efficiency of the exchange of scientific and technical information between the board and management; and enhances the board’s understanding to allow for better input and direction on the Company’s strategy, progress and risks; and,
(ii)   an EHS&G Committee, which in addition to its governance and nominating responsibilities, assists the Board in reviewing and recommending for approval policies and programs, management systems and performance with respect to safety, health and environment matters affecting the Company.

NORDION MANAGEMENT PROXY CIRCULAR

Disclosure Requirement Under Form 58-101F1	Nordion Compliance	Comments

9.	Assessments

Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.
Yes
In fiscal 2012, the Board followed the following processes: a full Board effectiveness evaluation; individual committee evaluations; an evaluation of the Board Chair with feedback to the Chair of the EHS&G Committee; evaluations of committee Chairs; input from each director to the Board Chair regarding constructive feedback for fellow directors; and a formal itemization and follow-up from these processes regarding action items identified and tracked for the ensuing year, all in the interest of continuous improvement of the effectiveness of the Board.

NORDION MANAGEMENT PROXY CIRCULAR

Schedule B:     Board of Directors’ Charter

CHARTER OF THE BOARD OF DIRECTORS
OF NORDION INC.

STATEMENT OF PURPOSE

The Board of Directors (the “Board”) of Nordion Inc. (“Nordion” or the “Company”) is elected by the Company’s shareholders.  The Board is responsible for overseeing the management of the Company’s business and affairs.

Approval of Charter

The Board shall review and reassess the adequacy of this Charter on an annual basis and at such other times at it considers appropriate.

STATUTORY DUTIES

Nordion is a Canadian, federally chartered, company and accordingly, the statutory duties and responsibilities of its Board are outlined in the provisions of the Canada Business Corporations Act (the “Act”).

STANDARD OF CARE

In discharging his or her duties, each Director shall act honestly and in good faith with a view to the best interests of the Company; and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances (s.122 (1) of the Act).  In determining the best interests of the Company, a Director shall have regard to the interest of all Shareholders.  In determining whether Directors have fulfilled their duties, both procedural and substantive aspects of their conduct are relevant.  The procedural aspect requires Directors to make reasonable inquiry into all relevant information available to them (informed decisions) and from a substantive aspect requires the decision to have been made honestly, prudently, in good faith and on reasonable grounds (business judgment rule).

DELEGATION

The Board is entitled to appoint a Committee of Directors and delegate to the Committee any of the Board’s power, with certain exceptions outlined in the Act.  These exceptions include approval of the annual financial statements, the management proxy circular or any take-over bid circular; any issue of securities or declaration of dividends; appointment of additional Directors; the purchase, redemption or acquisition of issued shares of the Company or the adoption, amendment or repeal of by-laws (s.115 (1) and (3) of the Act).

The Board has delegated certain of its responsibilities to certain standing Committees of Directors including Finance & Audit, EHS & Governance, Human Resources & Compensation and Technology with specific charters.  The Board has the duty to approve the charters and any amendments thereto.

DISCLOSURE OF INTEREST IN MATERIAL CONTRACT OR TRANSACTION

Directors are required to disclose to the Company, in writing or by requesting to have it entered into the Minutes of meetings of the Board or Committee, the nature and extent of any personal interest in any material contract or transaction made or proposed with the Company.  In the event the Board determines that a conflict of interest exists, then the Director with such conflict shall refrain from voting on any resolution related to such contract or transaction.

CODE OF ETHICS AND BUSINESS CONDUCT

The Board shall approve the terms of the Company’s Global Business Practice Standards, and each Director shall confirm his or her responsibility to abide by the terms by signing the Director Pledge contained in such Standards.

GOVERNANCE GUIDELINES AND PRACTICES

The Board shall approve the terms of the Company's Governance Guidelines and Practices and any amendments thereto.

SPECIFIC DUTIES AND RESPONSIBILITIES

In adopting this Charter and in order to carry out its statutory responsibilities within the defined duty of care, the Board shall, assume the following principal duties and responsibilities:

NORDION MANAGEMENT PROXY CIRCULAR

•	contribute to the formulation of, approve and oversee the implementation of the strategic and business operating plans of the Company;

•	review and approve the Enterprise Risk Management Framework of the Company;

•	oversee the identification by Management of the principal risks of the Company’s businesses as well as the implementation, by Management, of appropriate processes and systems to manage such risks;

•
appoint the Chief Executive Officer of the Company (CEO) and approve the appointment of the other Senior Executives of the Company and review their performance and compensation and plan for their succession upon recommendation of the Human Resources & Compensation Committee;

•	review and approve Management’s recommendations regarding major decisions and actions, including acquisitions, divestitures, financings and capital expenditures;

•	oversee significant projects of the Company;

•	review and approve any changes to the capital structure of the Company;

•
review and approve key policies developed by Management on various issues such as ethics, compliance, communications and public disclosures and review, approve and monitor compliance with policies adopted by the Board;

•
oversee the Company’s public communication policies and their implementation, including disclosure of material information on a timely and non-elective basis, investor relations and shareholder communications;

•	oversee, with the Finance & Audit Committee, financial reporting and disclosure of the Company to obtain reasonable assurance that

-	the Company complies with all applicable laws and regulations of governments, regulatory agencies and stock exchanges relating to financial reporting and disclosure, and

-
the accounting policies and practices, significant judgments and disclosures which underlie or are incorporated in the Company’s financial statements are appropriate having regard to the Company’s businesses; and

•
review and approve the annual financial statements, annual management discussion and analysis, management proxy circular and annual information form and disclosure thereof to the relevant parties and review and obtain reasonable assurance as to the integrity of the Company’s internal controls and management systems.

The essence of the Board’s responsibility is one of reviewing, overseeing and monitoring to gain reasonable assurance (but not to ensure) that the business and affairs of the Company are being conducted properly and effectively.

BOARD STRUCTURE AND COMPOSITION

Membership Criteria

The Board shall consist of such members that, from time to time, have the best mix of skills, experience and personal qualities to guide the long-term strategy and ongoing business operations of the Company.

Number of Members

The Board shall consist of such number of Directors as the Board may determine from time to time based upon a recommendation of the EHS & Governance Committee, provided that such number shall be within the minimum and maximum number of Directors (3 to 20) set out in the Company’s Articles.

Director Independence

The Board shall be comprised of a majority of Directors that are independent of the Company as determined in accordance with applicable law and regulatory guidelines or standards.

Chairman

The Board shall, upon recommendation of the EHS & Governance Committee, appoint the Chair from among the independent members of the Board.  The Chair shall have such duties and responsibilities as may be assigned from time to time by the Board.

MEETINGS OF THE BOARD

Quorum

A quorum of the Board shall be a majority of its members.

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Number of Board Meetings

The Board shall meet as often as may be required to carry out its duties.

Board Meeting Agenda and Information for Board Meetings

The Chair and the CEO, in consultation with the Corporate Secretary, develop the agenda for each Board meeting.

Notice of the principal matters to be addressed at all Board meetings shall be distributed to Directors well in advance of each meeting.  In addition, the Directors shall be provided with sufficient materials in order to appropriately consider such matters.

Management and Others at Board Meetings

The Board may request any officer or employee of the Company or other outside advisors to attend meetings of the Board or to meet or provide consultations to the Board or any member thereof.

Members of the Executive Management Team of the Company shall normally attend meetings of the Board, other than Executive Sessions.

Executive Sessions of Independent Directors

The independent Directors of the Board shall meet at the end of each meeting of the Board and the Board Committees and at such other times as determined by the Chair, without Management present.
Resolutions

Resolutions of the Board passed at a meeting shall require approval by a simple majority of members voting on such resolution.

Any decision or determination of the Board reduced to writing and signed by all of the members of the Board shall be fully as effective as if it had been made at a meeting duly called and held.

BOARD COMMITTEES

Unless otherwise determined by the Board, all members of standing Committees of the Board shall be independent in accordance with applicable laws, regulations, standards and listing requirements to which the Company is subject.

Each Committee Chair shall report to the Board at the next regularly scheduled Board meeting following each Committee meeting unless in the Committee Chair’s discretion, earlier reporting is warranted.

BOARD CONFIDENTIALITY

Directors shall maintain the absolute confidentiality of the deliberations and decisions of the Board and information received in respect thereof, except as may be specified by the Chair or if the information is otherwise publicly disclosed by the Company.

OTHER ADVISORS

The Board or designated Committee thereof shall have the authority to consider and, if appropriate, approve the engagement of outside advisors by any Director, or Committee Member, at the Company’s expense.

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NORDION INC.
447 March Road
Ottawa, ON K2K 1X8
Canada

www.nordion.com

nordion
SCIENCE ADVANCING HEALTH

# Form of Proxy – Annual Meeting to Be Held on March 6, 2013

CONTROL NUMBER

**Notes to Proxy**

1. This proxy must be signed by a shareholder or his or her attorney duly authorized in writing. If you are an individual, please sign exactly as your shares are registered. If the shareholder is a corporation, a duly authorized officer or attorney of the corporation must sign this proxy, and if the corporation has a corporate seal, its corporate seal should be affixed.
2. If the shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of a deceased or other shareholder, the name must be printed in the space provided. This proxy must be signed by the legal representative with his or her name printed below his or her signature, and evidence of authority to sign on behalf of the deceased or other shareholder must be attached to this proxy.
3. Some shareholders may own shares as both a registered shareholder and as a beneficial shareholder; in which case, you may receive more than one Circular and will need to vote separately as a registered shareholder and as a beneficial shareholder. Beneficial shareholders may be forwarded either a form of proxy already signed by the intermediary or a voting instruction form to allow them to direct the voting of shares they beneficially own. Beneficial shareholders should follow instructions for voting conveyed to them by their intermediaries.
4. If a share is held by two or more persons, any one of them present or represented by proxy at the meeting may, in the absence of the other or others, vote at the meeting. However, if one or more of them are present or represented by proxy, they must vote together in respect of that share.

All shareholders should refer to the accompanying Circular for further information regarding completion and use of this proxy and other information pertaining to the meeting.

## VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY, 7 DAYS A WEEK

**TO VOTE BY MAIL**

- Complete, sign and return this form in the envelope provided to the Company's transfer agent and registrar, CIBC Mellon Trust Company, Proxy Dept., P.O. Box 721, Agincourt, Ontario, Canada M1S 0A1.
- Proxy instructions must be received by 11:00 a.m. (EST), March 5, 2013.
- If this proxy is not dated, it will be deemed to be dated on the date upon which it was mailed to the Company.

**TO VOTE BY INTERNET**

- Go to www.proxypush.ca/ndn and follow the instructions on the website.
- Proxy instructions must be received by 11:00 a.m. (EST), March 5, 2013.

**TO VOTE BY TELEPHONE OR FAX**
(Only Available Within Canada and U.S.)

- Using a touch-tone phone:
  - Call toll free **1-866-249-5127** (English and French) and follow the voice instructions; or
  - Fax toll free **1-866-781-3111**
- Proxy instructions must be received by 11:00 a.m. (EST), March 5, 2013.

To vote by telephone or the Internet, you will need to provide your **CONTROL NUMBER** listed on the top left corner.
If you vote by telephone or the Internet, DO NOT mail back this form of proxy.
Proxies submitted must be received by 11:00 a.m. (EST) on **March 5, 2013**. In the event that the meeting is adjourned or postponed, no later than 11:00 a.m. (EST) at least one business day preceding the date to which the meeting is adjourned or postponed.